EXHIBIT 10.7
SUBLEASE
By And Between
Juniper Networks, Inc.,
a Delaware corporation
as Subtenant
and
Google Inc.,
a Delaware corporation
as Sublandlord
August 18, 2014
1194 N. Mathilda Avenue, Sunnyvale, California
(Building 1)

TABLE OF CONTENTS

ARTICLE 1	REFERENCE
1.1	References

ARTICLE 2	LEASED PREMISES, TERM AND POSSESSION
2.1	Demise Of Leased Premises
2.2	Right To Use Outside Areas
2.3	Sublease Commencement Date And Sublease Term
2.4	Intentionally omitted
2.5	Acceptance Of Leased Premises
2.6	Surrender Of Possession

ARTICLE 3	RENT AND LATE CHARGES
3.1	Base Monthly Rent
3.2	Additional Rent
3.3	Audit
3.4	Intentionally omitted
3.5	Year-End Adjustments
3.6	Late Charge, And Interest On Rent In Default
3.7	Payment Of Rent
3.8	Prepaid Rent

ARTICLE 4	USE OF LEASED PREMISES AND OUTSIDE AREA
4.1	Permitted Use
4.2	General Limitations On Use
4.3	Noise And Emissions
4.4	Trash Disposal
4.5	Parking
4.6	Signs
4.7	Compliance With Laws And Private Restrictions
4.8	Compliance With Insurance Requirements
4.9	Sublandlord’s Right To Enter
4.10	Use Of Outside Areas
4.11	Environmental Protection
4.12	Rules And Regulations
4.13	Reservations

ARTICLE 5	REPAIRS, MAINTENANCE, SERVICES AND UTILITIES
5.1	Repair And Maintenance
(a) Subtenant’s Obligations
(b) Head Landlord’s Obligation

i.

5.2	Utilities
5.3	Security
5.4	Energy And Resource Consumption
5.5	Limitation Of Sublandlord’s Liability

ARTICLE 6	ALTERATIONS AND IMPROVEMENTS
6.1	By Subtenant
6.2	Ownership Of Improvements
6.3	Alterations Required By Law
6.4	Liens

ARTICLE 7	ASSIGNMENT AND SUBLETTING BY SUBTENANT
7.1	Permitted Assignments
7.2	Sublandlord’s Consent
7.3	Merger, Reorganization, or Sale of Assets
7.4	Sublandlord’s Election; Recapture Option
7.5	Conditions To Sublandlord’s Consent
7.6	Assignment Consideration And Excess Rentals Defined
7.7	Payments
7.8	Good Faith
7.9	Effect Of Sublandlord’s Consent

ARTICLE 8	LIMITATION ON SUBLANDLORD’S LIABILITY AND INDEMNITY
8.1	Limitation On Sublandlord’s Liability And Release
8.2	Subtenant’s Indemnification Of Sublandlord
8.3	Sublandlord’s Indemnification Of Subtenant

ARTICLE 9	INSURANCE
9.1	Subtenant’s Insurance
9.2	Sublandlord’s Insurance
9.3	Mutual Waiver Of Subrogation

ARTICLE 10	DAMAGE TO LEASED PREMISES
10.1	Duty To Restore
10.2	Insurance Proceeds
10.3	Sublandlord’s Right To Terminate
10.4	Subtenant’s Right To Terminate
10.5	Subtenant’s Waiver
10.6	Abatement Of Rent

ARTICLE 11	CONDEMNATION
11.1	Subtenant’s Right To Terminate

ii.

11.2	Sublandlord’s Right To Terminate
11.3	Restoration
11.4	Temporary Taking
11.5	Division Of Condemnation Award
11.6	Abatement Of Rent
11.7	Taking Defined

ARTICLE 12	DEFAULT AND REMEDIES
12.1	Events Of Subtenant’s Default
12.2	Sublandlord’s Remedies
12.3	Sublandlord’s Default And Subtenant’s Remedies
12.4	Subtenant’s Waiver
12.5	Sublandlord Exculpation
12.6	Subtenant Exculpation

ARTICLE 13	CORPORATE AUTHORITY, BROKERS AND ENTIRE AGREEMENT
13.1	Corporate Authority
13.2	Brokerage Commissions
13.3	Entire Agreement
13.4	Sublandlord’s Representations

ARTICLE 14	OPTION TO EXTEND SUBLEASE EXPIRATION DATE

ARTICLE 15	HEAD LANDLORD CONSENT

ARTICLE 16	TELEPHONE AND NETWORK CABLE SERVICE
16.1	Service Excluded

ARTICLE 17	HEAD LEASE
17.1	Head Lease
17.2	Head Lease Covenants
17.3	Head Landlord
17.4	Head Landlord Consent or Approval
17.5	Head Lease Termination
17.6	Encumbering Title
17.7	No Amendment Or Waiver

ARTICLE 18	GENERAL PROVISIONS
18.1	Taxes On Subtenant’s Property
18.2	Holding Over
18.3	Subordination To Mortgages
18.4	Subtenant’s Attornment Upon Foreclosure

iii.

18.5	Mortgagee Protection
18.6	Estoppel Certificate
18.7	Subtenant’s Financial Information
18.8	Transfer By Sublandlord
18.9	Force Majeure
18.10	Notices
18.11	Attorneys’ Fees
18.12	Definitions
18.13	General Waivers
18.14	Miscellaneous
18.15	Cooperation
18.16	Confidentiality
18.17	Subtenant’s Costs Of Sublease
18.18	CASp Inspection
18.19	Energy Disclosure Requirements

iv.

SUBLEASE
THIS SUBLEASE, dated August 18, 2014 for reference purposes only, is made by and between Juniper Networks, Inc., a Delaware corporation (“Subtenant”) and Google Inc., a Delaware corporation (“Sublandlord”), to be effective and binding upon the parties as of the “Assignment Date,” as that term is defined hereinbelow (also referred to herein as the “Effective Date” of this Sublease).
R E C I T A L S
A.    FSP-Sunnyvale Office Park, LLC (“Head Landlord”) (as successor-in-interest to, among others, Sunnyvale Office Park, L.P. and Mathilda Associates LLC), as landlord, and Subtenant, as tenant, are parties to that certain Lease dated June 18, 1999, as amended by that certain First Amendment to Lease dated February 28, 2000, as further amended by that certain Second Amendment to Lease dated October 14, 2009, and as further amended by that certain Consent to Assignment and Third Amendment to Lease dated of even date herewith (collectively, the “Head Lease”), for approximately 144,315 rentable square feet of space (“Leased Premises”) in the building located at 1194 N. Mathilda Avenue, Sunnyvale, California (the “Building”). The Head Lease term is due to expire June 30, 2020.
B.    Concurrently with the mutual execution of this Sublease, Subtenant is assigning to Sublandlord, with the consent of Head Landlord and Head Landlord’s lender (the effective date of such assignment being referred to herein as the “Assignment Date”), all of Subtenant’s right, title and interest in and to:
(i) the Head Lease;
(ii) that certain Lease by and between Head Landlord (as successor-in-interest to, among others, Sunnyvale Office Park, L.P. and Mathilda Associates LLC), as landlord, and Subtenant, as tenant, dated February 28, 2000, as amended by that certain First Amendment to Lease dated October 14, 2009, and as further amended by that certain Consent to Assignment and Second Amendment to Lease dated of even date herewith (collectively, the “Building 2 Lease”), for approximately 122,435 rentable square feet of space (“Building 2 Premises”) in the building located at 1184 N. Mathilda Avenue, Sunnyvale, California (“Building 2”), and due to expire October 31, 2021; and
(ii) that certain Lease by and between Head Landlord (as successor-in-interest to, among others, Sunnyvale Office Park, L.P. and Mathilda Associates II LLC), as landlord, and Subtenant, as tenant, dated August 15, 2000, as amended by that certain Amendment No. 1 to Lease dated January 24, 2002, as further amended by that certain Amendment No. 2 to Lease dated October 14, 2009, and as further amended by that certain Consent to Assignment and Amendment No. 3 to Lease dated of even date herewith (collectively, the “Building 3 Lease”), for approximately 158,075 rentable square feet of space (“Building 3 Premises”) in the building located at 1220 N. Mathilda Avenue, Sunnyvale, California (“Building 3”), and due to expire November 30, 2022.
C.    Head Landlord is the current owner of the Building, Building 2 and Building 3.
D.    This Sublease is and shall be at all times subject and subordinate to the Head Lease as further described in Article 17 below.

A G R E E M E N T
ARTICLE 1
REFERENCE
1.1 References. All references in this Sublease (subject to any further clarifications contained in this Sublease) to the following terms shall have the following meaning or refer to the respective address, person, date, time period, amount, percentage, calendar year or fiscal year as below set forth:

Sublandlord’s Address for Notice:
Google Inc.
1600 Amphitheatre Parkway
Mountain View
California 94043
Attention: Lease Administration with copies to:

Google Inc.
1600 Amphitheatre Parkway
Mountain View
California 94043
Attention: Legal Department / RE Matters
and
Allen Matkins Leck Gamble Mallory & Natsis LLP
Three Embarcadero Center, 12th Floor
San Francisco
California 94111-4074
Attention: Lee A. Edlund, Esq.

Sublandlord’s Representative: Phone Number:	Rebecca Mashhadian (650) 253-3898
Subtenant’s Address for Notices:	Juniper Networks, Inc. 1133 Innovation Way Building A Sunnyvale California 94089
Subtenant’s Representative: Phone Number:	Troy Ward (408) 936-1893
Delivery Date:	Same at the Effective Date.
Sublease Commencement Date:	Same as the Effective Date.
Sublease Term:	Approximately twenty-two (22) months.

Sublease Expiration Date:	June 30, 2016, subject to extension pursuant to Article 14 below, unless earlier terminated in accordance with the terms of this Sublease.
Options to Renew:	None.
First Month’s Prepaid Rent:	None (see Section 3.8).
Subtenant’s Security Deposit:	None.
Late Charge Amount:	Five Percent (5%) of the delinquent amount.
Subtenant’s Required Liability Coverage:	$5,000,000 Combined Single Limit.
Sublandlord’s Broker:	CBRE, Inc.
Subtenant’s Broker:	Jones Lang LaSalle.
Property:
That certain real property situated in the City of Sunnyvale, County of Santa Clara, State of California, improved with two (2) building(s) (i.e., the Building and Building 2), which real property is shown on the Site Plan attached hereto as Exhibit “A” and is commonly known as or otherwise described as Sunnyvale Office Park; provided that, if Head Landlord treats Building 3 and the real property on which it is situated as part of the “Property,” then the same shall be included for all purposes of this Sublease.

Building:	That certain building on the Property in which the Leased Premises are located commonly known as 1194 N. Mathilda Avenue, which Building is shown outlined on Exhibit “B” hereto.
Outside Areas:
The “Outside Areas” shall mean all areas which are located outside of and contiguous to the Building, as shown on the Site Plan, attached as Exhibit “A”, such as pedestrian walkways, parking areas, landscaped area, open areas and enclosed trash disposal areas.

Leased Premises:
All the interior space within the Building, including stairwells, connecting walkways, and atriums, to consist of approximately 144,315 rentable square feet of space and, for purposes of this Sublease, agreed to contain said number of square feet.

Subtenant’s Expense Share:
The term “Subtenant’s Expense Share” shall mean the percentage obtained by dividing the rentable square footage of the Leased Premises at the time of calculation by the rentable square footage of the Building and multiplying by one hundred. Such percentage shall be 100% when delivered to Subtenant. In the event that the rentable square footage of the Leased Premises is changed*, Subtenant’s Expense Share shall be recalculated to equal the percentage described in the first sentence of this paragraph, so that the aggregate Subtenant’s Expense Share of all tenants of the Building shall equal 100%.
(* subject to equitable adjustment during the Sublease Term due to recapture or other surrender.)

Subtenant Property Share:
The term “Subtenant’s Property Share” shall mean the percentage obtained by dividing the rentable square footage of the Leased Premises at the time of calculation by the rentable square footage of all buildings currently located on the Property and multiplying such fraction by one hundred.
Subtenant’s Property Share for the Building (144,315/266,750 x 100) = approximately 54% [or (144,315/424,825 x 100) = approximately 34% if Head Landlord treats Building 3 as part of the Property]
In the event that any portion of the Property is sold by Head Landlord, or the rentable square footage of the Leased Premises, Building or the Property is otherwise changed, Subtenant’s Property Share shall be recalculated to equal the percentage described in the first sentence of this paragraph, so that the aggregate of all tenants of the Property shall equal 100%.

Base Monthly Rent:	The term “Base Monthly Rent” shall mean the following:
	Period: Sublease Commencement Date – 6/30/15 7/1/15 – 6/30/16 7/1/16 – 12/31/16**	Monthly Amount: $416,369.75* $428,990.39 $421,399.80

*subject to payment made by Subtenant directly to Head Landlord in advance of the Sublease Commencement Date, which may be applicable to any period following the Sublease Commencement Date and which shall be recognized by Head Landlord and Sublandlord in the Consent Agreement (as defined in Article 15 below) (see Section 3.8 below).
** to the extent applicable if Subtenant timely and properly exercises the Expiration Extension Option (as defined in Article 14 below).

Permitted Use:	General Office, research and development, marketing, sales, and other related lawful uses.
Exhibits:
The term “Exhibits” shall mean the Exhibits of this Sublease which are described as follows:
Exhibit “A” – Site Plan showing the Property, the Outside Areas and delineating the Building in which the Leased Premises are to be located.
Exhibit “B” – Plan showing Leased Premises.
Exhibit “C” – Sublease Commencement Date Certificate.
Exhibit “D” – Form of Subtenant Estoppel Certificate.
Exhibit “E” – Leased Premises Surrender Work.

ARTICLE 2
LEASED PREMISES, TERM AND POSSESSION
2.1 Demise Of Leased Premises. Sublandlord hereby leases to Subtenant and Subtenant hereby leases from Sublandlord, for the Sublease Term and upon the terms and subject to the conditions of this Sublease, that certain Leased Premises described in Article 1 as the Leased Premises in its “as is” and “with all faults” condition (it being understood that Subtenant has been occupying the Leased Premises pursuant to the Head Lease), reserving and excepting to Sublandlord the right to assignment consideration and excess rentals as provided in Article 7 below. Subtenant’s lease of the Leased Premises, together with the appurtenant right to use the Outside Areas as described in Paragraph 2.2 below, shall be conditioned upon and be subject to the continuing compliance by Subtenant with (i) all the terms and conditions of this Sublease, (ii) all Laws governing the use of the Leased Premises, Outside Areas and the Property, (iii) all Private Restrictions, easements and other matters now of public record respecting the use of the Leased Premises, Outside Areas and the Property, and (iv) all reasonable rules and regulations from time to time established by Head Landlord.
2.2 Right To Use Outside Areas. As an appurtenant right to Subtenant’s right to the use and occupancy of the Leased Premises, Subtenant shall have the right to use the Outside Areas in conjunction with its use of the Leased Premises solely for the purposes for which they were designated and intended and for no other purposes whatsoever. Subtenant’s right to so use the Outside Areas shall be subject to the limitations on such use described in Article 1. Subtenant’s right to so use the Outside Areas shall terminate concurrently with any termination of this Sublease. Provided that Subtenant named on the face of this Sublease or any Permitted Assignee is the lessee of the entire Leased Premises Sublandlord agrees that Subtenant shall have the right, subject to the terms and conditions of Section 2.6 and Article 6 – Alterations And Improvements below, to seek the consent of the Head Landlord in writing to make alterations or improvements to the Outside Areas; provided that, in all instances any such consented to alterations or improvements to the Outside Areas shall be subject to a restoration obligation by Subtenant prior to the end of the Sublease Term or upon any termination of this Sublease, all at Subtenant’s sole cost and expense, to the condition immediately prior to any alteration or improvement being undertaken by Subtenant and to the reasonable satisfaction of Sublandlord and Head Landlord. Nothing in this Section 2.2 shall be construed as an obligation upon Subtenant to perform alterations or improvements to the Outside Areas during the Sublease Term. Subtenant shall at all times during the Term and any extension thereof, indemnify, defend and hold harmless Sublandlord for any and all costs, expenses, damages or losses incurred by Sublandlord due to Subtenant’s failure to restore the Outside Areas upon the surrender or earlier termination of this Sublease and immediately upon demand reimburse Sublandlord for all costs or expenses incurred by Sublandlord as a result of any failure by Subtenant to so restore as required by this Section 2.2, including any legal fees, costs and expenses. Such Subtenant indemnity and reimbursement obligation shall expressly survive any termination of the Sublease or any surrender of all or a portion of the Leased Premises and the parties agree that this provision may not be waived by Sublandlord in any circumstances whatsoever.
2.3 Sublease Commencement Date And Sublease Term. The term of this Sublease shall begin, and the “Sublease Commencement Date” shall be deemed to have occurred on the Effective Date. The term of this Sublease shall end on the Sublease Expiration Date (as set forth in Article 1, except as otherwise expressly provided in this Sublease). The Sublease term shall be that period of time commencing on the Sublease Commencement Date and ending on the Sublease Expiration Date (the “Sublease Term”). Upon the request of either party, Sublandlord and Subtenant shall memorialize the actual Sublease Commencement Date by entering in to the Sublease Commencement Date Certificate attached as Exhibit “C” to this Sublease.

2.4 Intentionally omitted.
2.5 Acceptance Of Leased Premises. It is agreed that by continuing to occupy the Leased Premises as of the Effective Date, Subtenant formally accepts the Leased Premises and acknowledges the Leased Premises to be in good order and repair and in tenantable condition and as of the Effective Date no grounds exist for Subtenant to withhold rent due to Building condition.
2.6 Surrender Of Possession. Immediately prior to the expiration or upon the sooner termination of this Sublease, Subtenant, at Subtenant’s sole cost and expense, shall remove all of Subtenant’s signs from the exterior of the Building, if any, and Outside Areas, if any, shall perform all work described in Exhibit “E” attached hereto and incorporated herein, shall remove all of Subtenant’s furniture (including, without limitation, chairs, tables, and office and cubicle furniture), supplies, wall decorations and other personal property from within the Leased Premises, the Building and the Outside Areas, and shall vacate and surrender the Leased Premises, the Building, the Outside Areas for the Property to Sublandlord in the same condition, broom clean, as existed at the Effective Date, with all Building systems and equipment in good working order and condition, damage by casualty or condemnation (which events shall be governed by Articles 10 and 11) and reasonable wear and tear excepted. Except for such reasonable wear and tear, Subtenant shall (i) repair all damage to the Leased Premises, the exterior of the Building and the Outside Areas caused by Subtenant’s removal of Subtenant’s property, (ii) patch and refinish, to Head Landlord’s reasonable satisfaction, all penetrations made by Subtenant or its employees to the roof, floor, interior or exterior walls or ceiling of the Leased Premises and the Building, whether such penetrations were made with Sublandlord’s approval or not, (iii) repair or replace all ceiling tiles and wall coverings, provided that the same shall not apply in circumstance where Head Landlord agrees pursuant to an amendment to Head Lease that Sublandlord shall not be required to replace floor coverings or damaged ceiling tiles upon the expiration or sooner termination of the Head Lease (it being understood that no floor coverings in the Premises shall be deemed to have a useful life that extends beyond the expiration or sooner termination of the Head Lease), (iv) repair all damage caused by Subtenant after the Effective Date to the exterior surface of the Building and the paved surfaces of the Outside Areas and, where necessary, replace or resurface same. Additionally, to the extent that Sublandlord shall have notified or is deemed to have notified Subtenant in writing at the time alterations or improvements were completed that it desired to have alterations or improvements made by Subtenant or at the request of Subtenant removed at the expiration or sooner termination of the Sublease, Subtenant shall, at Subtenant’s sole cost and expense, upon the expiration or sooner termination of the Sublease, remove any such alterations or improvements constructed or installed by Subtenant following the Commencement Date of this Sublease and Subtenant shall repair all damage caused by such removal at its cost. Without limiting Subtenant's surrender obligations set forth in this Sublease, in order to assist Subtenant in meeting its surrender obligations, Sublandlord and Subtenant agree, upon the written request of either party given not earlier than sixty (60) days prior to the Sublease Expiration Date (as the same may be extended pursuant to Article 14 below), to conduct a walkthrough of the Leased Premises at a mutually convenient time and to use good faith efforts to identify and agree upon items that must be addressed by Subtenant to satisfy Subtenant's surrender obligations. If the Leased Premises, the Building, the Outside Areas or the Property are not surrendered to Sublandlord in the condition required by this Section 2.6 at the expiration or sooner termination of this Sublease, Sublandlord may, at Subtenant’s cost and expense, so remove Subtenant’s signs, property and/or improvements not so removed and make such repairs and replacements not so made or hire, at Subtenant’s cost and expense, independent contractors to perform such work. Subtenant shall be liable to Sublandlord for all reasonable out-of-pocket costs and expenses incurred by Sublandlord in returning the Leased Premises, the Building and the Outside Areas to the required condition. Subtenant shall pay to Sublandlord the amount of all reasonable out-of-pocket cost and expense so incurred within thirty (30) days of Sublandlord’s billing Subtenant for same. Subtenant shall indemnify, defend and hold harmless Sublandlord against any and all loss or liability resulting from delay by Subtenant in surrendering the Leased Premises in a timely manner on or before the Sublease Expiration Date

(as the same may be extended from time to time) upon and subject to the terms and conditions of Section 18.2 below.
ARTICLE 3
RENT AND LATE CHARGES
3.1 Base Monthly Rent. Commencing on the Sublease Commencement Date (as determined pursuant to Paragraph 2.3 above) and continuing throughout the Sublease Term, Subtenant shall pay to Sublandlord, without prior demand therefor, in advance on the first day of each calendar month, the amount set forth as “Base Monthly Rent” in Article 1 (the “Base Monthly Rent”).
3.2 Additional Rent. Commencing on the Sublease Commencement Date (as determined pursuant to Paragraph 2.3 above) and continuing throughout the Sublease Term, in addition to the Base Monthly Rent and to the extent not required by Sublandlord to be contracted for and paid directly by Subtenant, Subtenant shall pay to Sublandlord as additional rent (the “Additional Rent”) the following amounts:
(a) An amount equal to all Property Operating Expenses (as defined in Article 18) incurred by Sublandlord pursuant to the terms of the Head Lease. Payment shall be made by whichever of the following methods (or combination of methods) is (are) from time to time designated by Sublandlord:
(i)    Sublandlord may forward invoices or bills for such expenses to Subtenant, and Subtenant shall, no later than thirty (30) days following receipt of any such invoices or bills, pay such invoices or bills and deliver satisfactory evidence of such payment to Sublandlord, and/or
(ii)    Sublandlord may bill to Subtenant, on a periodic basis not more frequently than monthly, the amount of such expenses (or group of expenses) as paid or incurred by Sublandlord, and Subtenant shall pay to Sublandlord the amount of such expenses within thirty (30) days after receipt of a written bill therefor from Sublandlord, and/or
(iii)    Sublandlord may deliver to Subtenant Sublandlord’s reasonable estimate of any given expense (such as Sublandlord’s Insurance Costs or Real Property Taxes), or group of expenses, which it anticipates will be paid or incurred for the ensuing calendar or fiscal year, as Sublandlord may determine, and Subtenant shall pay to Sublandlord an amount equal to the estimated amount of such expenses for such year in equal monthly installments during such year with the installments of Base Monthly Rent.
Sublandlord reserves the right to change from time to time the methods of billing Subtenant for any given expense or group of expenses or the periodic basis on which such expenses are billed.
(b) Sublandlord’s share of the consideration received by Subtenant upon certain assignments and sublettings as required by Article 7.
(c) Any legal fees and costs that Subtenant is obligated to pay or reimburse to Sublandlord; and
(d) Any other charges or reimbursements due Sublandlord from Subtenant pursuant to the terms of this Sublease.
Notwithstanding the foregoing, Sublandlord may elect by thirty (30) days prior written notice to Subtenant (provided such written notice is received by Subtenant at least thirty (30) days prior to delinquency) to have Subtenant pay Real Property Taxes or any portion thereof directly to Head Landlord or directly to the applicable taxing authority, in which case Subtenant shall make such payments and deliver satisfactory evidence of payment to Sublandlord no later than ten (10) days before such Real Property Taxes become delinquent. The Sublandlord and Subtenant acknowledge and agree that the Sublease provides for Subtenant to pay for Subtenant’s Property Share of all charges incurred by Sublandlord pursuant to the Head Lease, which charges shall be a pass through of the same charged to Sublandlord by the Head Landlord; provided, however, the parties recognize that the Head Landlord has adopted a policy of charging the Sublandlord in an aggregated format for delivery of Head Landlord’s statement invoices, which format combines the Property (as such term is defined in the Head Lease) as the same relates to this Building and Building 2 with the “Property” (as such term is defined in the Building 3 Sublease) for the purposes of establishing project accounting and Head Landlord’s statements delivered in respect of Operating Expenses, Outside Areas charges, Real Property Taxes and any other consideration due from Sublandlord as a tenant and as the same are allocated upon a pro rata share that such project buildings relate to such project. Subtenant agrees to pay Sublandlord in accordance with the Head Landlord’s statement invoice information and format allocation established by Head Landlord for the Leased Premises and Building and Sublandlord’s respective pro rata share of such costs and expenses for the project charged to Sublandlord.
3.3 Audit. Subtenant may upon written notice to Sublandlord request that Sublandlord cause an audit of Head Landlord’s books and records to determine the accuracy of Head Landlord’s billings for Property Operating Expenses under this Sublease, provided Subtenant requests such audit within the period that is prescribed pursuant to the terms, covenants and conditions of the Head Lease after Sublandlord’s and Subtenant’s receipt of the Head Lease year-end statement described in Section 3.2 above setting forth the annual reconciliation of the Property Operating Expenses or any change in estimated monthly expenses under Section 3.2(a)(iii) above. Subtenant agrees to pay all of the out-of-pocket costs and expenses of the Sublandlord related to such audit. If such audit reveals that the actual Property Operating Expenses for any given year were less than the amount that Subtenant paid for Property Operating Expenses for any such year, then Sublandlord shall use reasonable efforts to seek payment from Head Landlord to pay to Subtenant the excess after first deducting all of Sublandlord’s costs and expenses of audit, including any legal costs and fees associated with enforcing audit rights in the Head Lease against the Head Landlord. Subtenant shall promptly reasonably approve Sublandlord’s reasonably selected consultant and Subtenant agrees Sublandlord shall have the right to require Subtenant to post a cash security deposit with Sublandlord in the amount of Sublandlord’s third party audit consultant costs, fees and expenses, as reasonably estimated by Sublandlord, prior to Sublandlord being obligated to commence any audit against the Head Landlord on behalf of Subtenant. Sublandlord and Subtenant shall use commercially reasonable, good faith efforts to cause Head Landlord, in its consent to this Sublease, to agree (i) to deliver a copy of all Property Operating Expense statements to both Sublandlord and Subtenant contemporaneously and (ii) that any audit right of the Sublandlord shall be extended for any period of time Head Landlord has failed to deliver a copy of end of year Property Operating Expense statements to Subtenant.
3.4 Intentionally omitted.
3.5 Year-End Adjustments. If Sublandlord shall have elected to bill Subtenant for the Property Operating Expenses (or any group of such expenses) on an estimated basis in accordance with the provisions of Paragraph 3.2(a)(iii) above, Sublandlord shall furnish to Subtenant within five (5) business days of receipt of the report from Head Landlord following the end of the applicable calendar or fiscal year, as the case may be, a copy statement setting forth (i) the amount of such expenses paid or incurred during the just ended calendar or fiscal year, as appropriate, and (ii) the amount that Subtenant has paid to Sublandlord for credit against such expenses for such period. Sublandlord and Subtenant agree that the foregoing obligation on Sublandlord shall not apply in circumstances where the Head Landlord has agreed in writing to provide a statement to both Sublandlord and Subtenant contemporaneously. If Subtenant shall have paid more than its obligation for such expenses for the stated period, Sublandlord shall at its election, either (i) credit the amount of such overpayment toward the next ensuing payment or payments of Additional Rent that would otherwise be due or (ii) refund in cash to Subtenant the amount of such overpayment within thirty (30) days after it has been conclusively determined by Sublandlord that an overpayment has been made by Subtenant. If such year-end statement shall show that Subtenant did not pay its obligation for such expenses in full, then Subtenant shall pay to Sublandlord the amount of such underpayment within thirty (30) days from Sublandlord’s billing of same to Subtenant. The provisions of this Paragraph shall survive the expiration or sooner termination of this Sublease.
3.6 Late Charge, And Interest On Rent In Default. Subtenant acknowledges that the late payment by Subtenant of any monthly installment of Base Monthly Rent or any Additional Rent will cause Sublandlord to incur certain costs and expenses not contemplated under this Sublease, the exact amounts of which are extremely difficult or impractical to fix. Such costs and expenses will include without limitation, administration and collection costs and processing and accounting expenses. Therefore, if any installment of Base Monthly Rent is not received by Sublandlord from Subtenant when the same becomes due, Subtenant shall immediately pay to Sublandlord a late charge in an amount equal to the amount set forth in Article 1 as the “Late Charge Amount,” and if any Additional Rent is not received by Sublandlord when the same becomes due, Subtenant shall immediately pay to Sublandlord a late charge in an amount equal to five percent (5%) of the Additional Rent not so paid. Sublandlord and Subtenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Sublandlord for the anticipated loss Sublandlord would suffer by reason of Subtenant’s failure to make timely payment. In no event shall this provision for a late charge be deemed to grant to Subtenant a grace period or extension of time within which to pay any rental installment or prevent Sublandlord from exercising any right or remedy available to Sublandlord upon Subtenant’s failure to pay each rental installment due under this Sublease when due, including the right to terminate this Sublease. If any rent remains delinquent for a period in excess of ten (10) calendar days, then, in addition to such late charge, Subtenant shall pay to Sublandlord interest on any rent that is not so paid from said tenth day at the then maximum rate of interest not prohibited or made usurious by Law until paid. Provided tenant named on the face of this Sublease or its Permitted Assignee is Subtenant under this Sublease, then Sublandlord agrees that once in any twelve (12) month period during the Sublease Term, Subtenant shall be entitled to written notice of delinquency in timely payment of Base Monthly Rent or Additional Rent from the Sublandlord, and Subtenant shall not be liable for any Late Charge Amount or other late charge hereunder if such installment of Base Monthly Rent or Additional Rent is received by Sublandlord within ten (10) days after Subtenant’s receipt of such notice of delinquency from Sublandlord; provided, however, such right granted by Sublandlord to Subtenant shall immediately cease and terminate for the remainder of the Sublease Term (by its own volition and without any further action on the part of the Sublandlord) upon the delivery by Sublandlord of a third notice of delinquency by Subtenant. The above stated right to notice and extension of payment period shall be personal to tenant named on the face of this Sublease or its Permitted Assignee and shall not be transferable to any other party.
3.7 Payment Of Rent. Except as specifically provided otherwise in this Sublease, all rent shall be paid in lawful money of the United States, without any abatement, reduction or offset for any reason whatsoever, to Sublandlord at such address as Sublandlord may designate from time to time. Subtenant’s obligation to pay Base Monthly Rent and all Additional Rent shall be appropriately prorated at the commencement and expiration of the Sublease Term. The failure by Subtenant to pay any Additional Rent as required pursuant to this Sublease when due shall be treated the same as a failure by Subtenant to pay Base Monthly Rent when due, and Sublandlord shall have the same rights and remedies against Subtenant as Sublandlord would have had Subtenant failed to pay the Base Monthly Rent when due.
3.8 Prepaid Rent. Subtenant shall not be required to make an advance payment of Base Monthly Rent pursuant to the term of this Sublease upon the execution of this Sublease. Sublandlord and Subtenant agree to work in good faith to seek the consent and approval of Head Landlord to recognize any Base Monthly Rent payment made by Subtenant directly to Head Landlord prior to the Sublease Commencement Date pursuant to the Head Lease (to the extent such payment covers any period following the Sublease Commencement Date) as a Base Monthly Rent payment made by Sublandlord pursuant to the Head Lease, conditional upon Sublandlord’s recognition of such Base Monthly Rent payment satisfying Subtenant’s Base Monthly Rent obligations pursuant to this Sublease until such time as such Base Monthly Rent payment is exhausted, after which time Sublandlord agrees to pay to Head Landlord the Base Monthly Rent obligations pursuant to the Head Lease and Subtenant agree to pay to Sublandlord the Base Monthly Rent obligations pursuant to this Sublease.
ARTICLE 4
USE OF LEASED PREMISES AND OUTSIDE AREA
4.1 Permitted Use. Subtenant shall be entitled to use the Leased Premises solely for the “Permitted Use” as set forth in Article 1 and for no other purpose whatsoever. Subtenant shall have the right to vacate the Leased Premises at any time during the Sublease Term, provided Subtenant continues to pay rent and other charges when due and maintains the Leased Premises in the same condition as if fully occupied and as otherwise required by the terms of this Sublease. Subtenant shall have the right to use the Outside Areas in conjunction with its Permitted Use of the Leased Premises solely for the purposes for which they were designed and intended and for no other purposes whatsoever.
4.2 General Limitations On Use. Subtenant shall not do or permit anything to be done in or about the Leased Premises, the Building, the Outside Areas or the Property which does or could (i) jeopardize the structural integrity of the Building or (ii) cause damage to any part of the Leased Premises, the Building, the Outside Areas or the Property. Subtenant shall not operate any equipment within the Leased Premises which does or could (i) injure, vibrate or shake the Leased Premises or the Building, (ii) damage, overload or impair the efficient operation of any electrical, plumbing, heating, ventilating or air conditioning systems within or servicing the Leased Premises or the Building, or (iii) damage or impair the efficient operation of the sprinkler system (if any) within or servicing the Leased Premises or the Building. Subtenant shall not (i) install any equipment or antennas on or make any penetrations of the exterior walls or roof of the Building or (ii) affix any equipment or make any penetrations or cuts in the floors, ceiling or walls of the Leased Premises, without Sublandlord’s prior written consent, which consent shall not be unreasonably withheld, and consent of the Head Landlord, which Head Landlord consent Sublandlord shall use reasonable efforts to procure, at Subtenant’s cost and expense; provided, however, any consent shall be subject to Subtenant’s acknowledgement and agreement that Head Landlord’s consent is, and at all times shall be granted or withheld in accordance with the terms, covenants and conditions of the Head Lease; provided, further, that it shall be reasonable for Sublandlord and Head Landlord to withhold consent if Subtenant’s proposed installations or penetrations impact the structural integrity of the Building. Any installations, penetrations or cuts in the interior or exterior walls, roof, floor or ceiling of the Building will be subject to Subtenant’s restoration obligations at Subtenant’s cost and expense as set forth in this Sublease and the terms of Article 6 below. Subtenant shall not place any loads upon the floors, walls, ceiling or roof systems which could endanger the structural integrity of the Building or damage its floors, foundations or supporting structural components. Subtenant shall not place any explosive, flammable or harmful fluids or other waste materials in the drainage systems of the Leased Premises, the Building, the Outside Areas or the Property. Subtenant shall not drain or discharge any fluids in the landscaped areas or across the paved areas of the Property. Subtenant shall not use any of the Outside Areas for the storage of its materials, supplies, inventory or equipment and all such materials, supplies, inventory or equipment shall at all times be stored within the Leased Premises. Subtenant shall not commit nor permit to be committed any waste in or about the Leased Premises, the Building, the Outside Areas or the Property.
4.3 Noise And Emissions. All noise generated by Subtenant in its use of the Leased Premises shall be confined or muffled so that it does not interfere with the businesses of or annoy the occupants and/or users of adjacent properties. All dust, fumes, odors and other emissions generated by Subtenant’s use of the Leased Premises shall be sufficiently dissipated in accordance with sound environmental practice and exhausted from the Leased Premises in such a manner so as not to interfere with the businesses of or annoy the occupants and/or users of adjacent properties, or cause any damage to the Leased Premises, the Building, the Outside Areas or the Property or any component part thereof or the property of adjacent property owners.
4.4 Trash Disposal. Subtenant shall provide trash bins or other adequate garbage disposal facilities within the trash enclosure areas provided or permitted by Sublandlord outside the Leased Premises sufficient for the interim disposal of all of its trash, garbage and waste. All such trash, garbage and waste temporarily stored in such areas shall be stored in such a manner so that it is not visible from outside of such areas, and Subtenant shall cause such trash, garbage and waste to be regularly removed from the Leased Premises and the Property. Subtenant shall keep the Leased Premises in a clean, safe and neat condition and keep the Outside Areas (except the trash enclosure areas) free and clear of all of Subtenant’s trash, garbage, waste and/or boxes, pallets and containers containing same at all times.
4.5 Parking. Subtenant shall have the non-exclusive use of Subtenant’s proportionate share (calculated using the same method as Subtenant’s Expense Share) of parking spaces located in the Outside Areas at the Property. Subtenant agrees that its use of the parking areas shall be limited to the parking stalls located in the Outside Areas for the Property, which parking stalls shall be those customarily used and located to service the Building and generally depicted in the hatched area on the plan attached to this Sublease at Exhibit “A”. Subtenant shall not at any time, park or permit to be parked any recreational vehicles, inoperative vehicles or equipment in the Outside Areas or on any portion of the Property. Subtenant agrees to assume responsibility for compliance by its employees and invitees with the parking provisions contained herein. If Subtenant or its employees park any vehicle within the Property in violation of these provisions, then Sublandlord may, upon prior written notice to Subtenant giving Subtenant one (1) day (or any applicable statutory notice period, if longer than one (1) day) remove such vehicle(s). Sublandlord reserves for the benefit of Head Landlord the right to grant easements and access rights to others for use of the parking areas on the Property, provided that such grants do not materially interfere with Subtenant’s use of the parking areas. Subtenant shall ensure that Subtenant’s employees shall at all times comply with any reasonable parking rules and regulations required by Head Landlord, if any, pursuant to the terms, covenants and conditions of the Head Lease. Sublandlord and Subtenant acknowledge and agree that each party shall use reasonable efforts to encourage their respective employees, licensees or invitees to utilize the parking areas at the Property or the combined project as designated for the appropriate Building 1, or Building 2, or Building 3 as the case may be.
4.6 Signs. Other than business identification signs allowed pursuant to this Section 4.6, Subtenant shall not place or install on or within any portion of the Leased Premises, the exterior of the Buildings, the Outside Areas or the Property any sign, advertisement, banner, placard, or picture which is visible from the exterior of the Leased Premises. Subject to necessary permit obligations by the City of Sunnyvale, provided Subtenant leases all of the Leased Premises at the Building, Subtenant shall have the right during the Sublease Term to retain its existing signage on Building. Subtenant agrees to remove Subtenant’s Building sign from the Building in a timely manner, in a manner approved by Head Landlord, and in accordance with the Head Lease terms. Subtenant shall use reasonable efforts to remove Subtenant’s Building exterior sign prior to the actual expiration or earlier termination of this Sublease; provided, however, Sublandlord acknowledges and agrees that non-removal of such Building exterior sign shall not delay surrender of the Leased Premises to Sublandlord where all other surrender conditions set forth in this Sublease are met by Subtenant and Subtenant is actively prosecuting the removal and restoration of the Building sign with Subtenant’s contractors subject to Head Landlord’s requirements pursuant to the terms and conditions of the Head Lease. Notwithstanding the foregoing, if Subtenant has not removed Subtenant's Building sign from the Building within sixty (60) days after the expiration or earlier termination of this Sublease, then Sublandlord shall have the right, but not the obligation, upon delivery of written notice to Subtenant, to remove Subtenant's Building sign from the Building in a manner approved by Head Landlord and in accordance with the Head Lease terms. Subtenant shall pay to Sublandlord, within thirty (30) days after receipt of reasonably detailed invoices, all actual out-of-pocket costs incurred by Sublandlord in connection with the removal of Subtenant's Building sign. In addition, subject to necessary permit obligations by the City of Sunnyvale, Subtenant shall have the right during the Sublease Term to retain its existing monument signage in respect of Building until the expiration or earlier termination of this Sublease. Such monument sign(s) shall at all times during the Sublease Term comply with all requirements imposed by the City of Sunnyvale. Sublandlord may remove any non-compliant signs (which have not been approved by Sublandlord and consented to by Head Landlord in writing), advertisements, banners, placards or pictures so placed by Subtenant on or within the Leased Premises, the exterior of the Building, the Outside Areas or the Property and charge to Subtenant the cost of such removal, together with any costs incurred by Sublandlord to repair any damage caused thereby, including any cost incurred to restore the surface (upon which such sign was so affixed) to its original condition. Without limiting Subtenant’s right to retain monument and building signage for the Building until expiration or earlier termination of this Sublease, Subtenant agrees to remove Subtenant’s existing signage from the monument which belongs to the Building in a timely manner, in a manner approved by Head Landlord, and in accordance with the Head Lease terms. Subtenant shall use reasonable efforts remove Subtenant’s existing business identification signs (including such existing Building monument signage) from the Property and Outside Areas prior to surrender of the Leased Premises to Sublandlord; provided, however, Sublandlord acknowledges and agrees that non-removal of such Building monument signage shall not delay surrender of the Leased Premises to Sublandlord where all other surrender conditions set forth in this Sublease are met by Subtenant and Subtenant is actively prosecuting the removal and restoration of the Building monument signage with Subtenant’s contractors subject to Head Landlord’s requirements pursuant to the terms and conditions of the Head Lease. Notwithstanding the foregoing, if Subtenant has not removed Subtenant’s Building monument signage within sixty (60) days after the expiration or earlier termination of this Sublease, then Sublandlord shall have the right, but not the obligation, upon delivery of written notice to Subtenant, to remove Subtenant’s signage from the Building monument in a manner approved by Head Landlord and in accordance with the Head Lease terms. Subtenant shall pay to Sublandlord, within thirty (30) days after receipt of reasonably detailed invoices, all actual out-of-pocket costs incurred by Sublandlord in connection with the removal of Subtenant's Building monument signage. Notwithstanding anything to the contrary contained herein, Subtenant shall remove at Subtenant’s cost and expense all of Subtenant’s signs, repair any damage caused thereby, and restore the surface upon which the sign was affixed to its original condition, all to Head Landlord’s reasonable satisfaction, pursuant to the terms, covenants and conditions of the Head Lease.
4.7 Compliance With Laws And Private Restrictions. Subtenant shall abide by and shall promptly observe and comply with, at its sole cost and expense, all Laws and Private Restrictions respecting the use and occupancy of the Leased Premises, the Building, the Outside Areas or the Property including, without limitation, all Laws governing the use and/or disposal of Hazardous Materials, and shall defend with competent counsel, indemnify and hold Sublandlord harmless from any claims, damages or liability resulting from Subtenant’s failure to so abide, observe, or comply with all Laws and Private Restrictions. Subtenant’s obligations hereunder shall survive the expiration or sooner termination of this Sublease.
4.8 Compliance With Insurance Requirements. With respect to any terms of any insurance policies required or permitted to be carried by Sublandlord in accordance with the provision of this Sublease, notice of which terms have been or will, upon Subtenant’s written request therefor, be provided to Subtenant, Subtenant shall not conduct nor permit any other person to conduct any activities nor keep, store or use (or allow any other person to keep, store or use) any item or thing within the Leased Premises, the Building, the Outside Areas or the Property which (i) is prohibited under the terms of any such policies, (ii) could result in the termination of the coverage afforded under any of such policies, (iii) could give to the insurance carrier the right to cancel any of such policies, or (iv) could cause an increase in the rates (over standard rates) charged, for the coverage afforded under any of such policies. Subtenant shall comply with all requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain, at standard rates, the insurance coverage carried by either Sublandlord or Subtenant pursuant to this Sublease.

4.9 Sublandlord’s Right To Enter. Sublandlord and its agents and Head Landlord and its agents shall have the right to enter the Leased Premises during normal business hours after giving Subtenant reasonable notice and subject to Subtenant’s reasonable security measures for the purpose of (i) inspecting the same; (ii) showing the Leased Premises to prospective purchasers, mortgagees or tenants; (iii) making necessary alterations, additions or repairs; and (iv) performing any of Subtenant’s obligations when Subtenant has failed to do so. Sublandlord shall have the right to enter the Leased Premises during normal business hours (or as otherwise agreed), subject to Subtenant’s reasonable security measures, for purposes of supplying any maintenance or services agreed to be supplied by Sublandlord or through Sublandlord by Head Landlord. Sublandlord and Head Landlord shall have the right to enter the Outside Areas during normal business hours for purposes of (i) inspecting the exterior of the Building and the Outside Areas; (ii) posting notices of nonresponsibility (and for such purposes Subtenant shall provide Sublandlord at least thirty (30) days’ prior written notice of any work to be performed on the Leased Premises); and (iii) supplying any services to be provided by Sublandlord or Head Landlord. Any entry into the Leased Premises or the Outside Areas obtained by Sublandlord or Head Landlord in accordance with this paragraph shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Leased Premises, or an eviction, actual or constructive, of Subtenant from the Leased Premises or any portion thereof. In exercising its rights under this Section 4.9, Sublandlord shall use reasonable efforts to minimize interference with Subtenant’s use of the Leased Premises and the Outside Areas. Sublandlord shall use reasonable efforts at Subtenant’s cost and expense to cause Head Landlord to minimize interference with Subtenant’s use of the Leased Premises.
4.10 Use Of Outside Areas. Subtenant, in its use of the Outside Areas, shall at all times keep the Outside Areas in a safe condition free and clear of all materials, equipment, debris, trash (except within existing enclosed trash areas), inoperable vehicles, and other items which are not specifically permitted pursuant to the terms, covenants and conditions of the Head Lease. If, in the opinion of Sublandlord, unauthorized persons are using any of the Outside Areas by reason of, or under claim of, the express or implied authority or consent of Subtenant, then Subtenant, upon demand of Sublandlord, shall restrain, to the fullest extent then allowed by Law, such unauthorized use, and shall initiate such appropriate proceedings as may be required to so restrain such use. Sublandlord reserves for the benefit of Head Landlord the right to grant easements and access rights to others for use of the Outside Areas and shall not be liable to Subtenant for any diminution in Subtenant’s right to use the Outside Areas as a result; provided, however, that, Sublandlord shall not exercise its rights pursuant to this Section 4.10 in a manner which materially and adversely affects Subtenant’s ability to use the Leased Premises and the Outside Areas for the Permitted Use or materially and adversely affects Subtenant’s parking rights. Upon receipt of written request from Subtenant Sublandlord shall use reasonable efforts at Subtenant’s cost and expense to cause Head Landlord to refrain from exercise of Head Landlord’s rights pursuant to the Head Lease in a manner which materially and adversely affects Subtenant’s ability to use the Leased Premises and the Outside Areas for the Permitted Use or materially and adversely affects Subtenant’s parking rights. Any protest or contest conducted against Head Landlord by Subtenant under this Section 4.10 shall be at Subtenant’s sole cost and expense and if interest or late charges become payable as a result of such contest or protest, Subtenant shall pay the same. Subtenant shall promptly reasonably approve Sublandlord’s reasonably selected consultant and Subtenant agrees Sublandlord shall have the right prior to any such protest or contest commencing to require Subtenant to post a cash security deposit with the Sublandlord to cover all the Sublandlord’s third party consultant costs, fees and expenses, as reasonably estimated by Sublandlord, prior to Sublandlord being obligated to commence such protest or contest.
4.11 Environmental Protection. Subtenant’s obligations under this Section 4.11 shall survive the expiration or termination of this Sublease.
(a) As used herein, the term “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or infectious or radioactive material, including but not limited to those substances, materials or wastes regulated now or in the future under any of the following statutes or regulations and any and all of those substances included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “hazardous chemical substance or mixture,” “imminently hazardous chemical substance or mixture,” “toxic substances,” “hazardous air pollutant,” “toxic pollutant,” or “solid waste” in the (a) Comprehensive Environmental Response, Compensation and Liability Act of 1990 (“CERCLA” or “Superfund”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. § 9601 et seq., (b) Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq., (c) Federal Water Pollution Control Act (“FSPCA”), 33 U.S.C.. § 1251 et seq., (d) Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq., (e) Toxic Substances Control Act (“TSCA”), 14 U.S.C. § 2601 et seq., (f) Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., (g) Carpenter-Presley-Tanner Hazardous Substance Account Act (“California Superfund”), Cal. Health & Safety Code § 25300 et seq., (h) California Hazardous Waste Control Act, Cal. Health & Safety code § 25100 et seq., (i) Porter-Cologne Water Quality Control Act (“Porter-Cologne Act”), Cal. Water Code § 13000 et seq., (j) Hazardous Waste Disposal Land Use Law, Cal. Health & Safety codes § 25220 et seq., (k) Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”), Cal. Health & Safety code § 25249.5 et seq., (1) Hazardous Substances Underground Storage Tank Law, Cal. Health & Safety code § 25280 et seq., (m) Air Resources Law, Cal. Health & Safety Code § 39000 et seq., and (n) regulations promulgated pursuant to said laws or any replacement thereof, or as similar terms are defined in the federal, state and local laws, statutes, regulations, orders or rules. Hazardous Materials shall also mean any and all other biohazardous wastes and substances, materials and wastes which are, or in the future become, regulated under applicable Laws for the protection of health or the environment, or which are classified as hazardous or toxic substances, materials or wastes, pollutants or contaminants, as defined, listed or regulated by any federal, state or local law, regulation or order or by common law decision, including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) any petroleum products or fractions thereof, (iii) asbestos, (iv) polychlorinted biphenyls, (v) flammable explosives, (vi) urea formaldehyde, (vii) radioactive materials and waste, and (viii) materials and wastes that are harmful to or may threaten human health, ecology or the environment.
(b) Notwithstanding anything to the contrary in this Sublease, Subtenant, at its sole cost, shall comply with all Laws relating to the storage, use and disposal of Hazardous Materials by Subtenant, its subtenants, their respective agents, employees, contractors or invitees (collectively, the “Subtenant Parties”). Subtenant shall not store, use or dispose of any Hazardous Materials except for those Hazardous Materials listed in a Hazardous Materials management plan (“HMMP”) which Subtenant shall deliver to Sublandlord upon execution of this Sublease and update at least annually with Sublandlord (“Permitted Materials”) which may be used, stored and disposed of provided (i) such Permitted Materials are used, stored, transported, and disposed of in strict compliance with applicable laws, (ii) such Permitted Materials shall be limited to the materials listed on and may be used only in the quantities specified in the HMMP, and (iii) Subtenant shall provide Sublandlord with copies of all material safety data sheets and other documentation required under applicable Laws in connection with Subtenant’s use of Permitted Materials as and when such documentation is provided to any regulatory, authority having jurisdiction, in no event shall Subtenant cause or permit to be discharged into the plumbing or sewage system of the Building or onto the land underlying or adjacent to the Building any Hazardous Materials. Subtenant shall be solely responsible for and shall defend, indemnify, and hold Sublandlord and Head Landlord, and their respective agents, harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with Subtenant’s storage, use and/or disposal of Hazardous Materials. If the presence of Hazardous Materials on the Leased Premises caused or permitted by Subtenant results in contamination or deterioration of water or soil, then Subtenant shall promptly take any and all action necessary to clean up such contamination as required by Law, but the foregoing shall in no event be deemed to constitute permission by Sublandlord to allow the presence of such Hazardous Materials. At any time prior to the expiration of the Sublease Term if Subtenant has a reasonable basis to suspect that there has been any release or the presence of Hazardous Materials in the ground or ground water on the Leased Premises which did not exist upon commencement of the Sublease Term, Subtenant shall have the right upon written approval from Head Landlord to conduct appropriate tests of water and soil and to deliver to Sublandlord and Head Landlord the results of such tests to demonstrate that no contamination in excess of permitted levels has occurred as a result of Subtenant’s use of the Leased Premises. Subtenant shall further be solely responsible for, and shall defend, indemnify, and hold Sublandlord and Head Landlord, and their respective agents, harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with any removal, cleanup and restoration work and materials required hereunder to return the Leased Premises and any other property of whatever nature to their condition existing prior to the appearance of the Hazardous Materials, to the extent such removal, cleanup and restoration work is required by Law.
(c) Upon termination or expiration of the Sublease, Subtenant at its sole expense shall cause all Hazardous Materials placed in or about the Leased Premises, the Building and/or the Property by any Subtenant Parties, and all installations (whether interior or exterior) made by or on behalf of Subtenant relating to the storage, use, disposal or transportation of Hazardous Materials to be removed from the Property and transported for use, storage or disposal in accordance and compliance with all Laws and other requirements respecting Hazardous Materials used or permitted to be used by Subtenant. Subtenant shall apply for and shall obtain from all appropriate regulatory authorities (including any applicable fire department or regional water quality control board) all permits, approvals and clearances necessary for the removal of any such Hazardous Materials from the Property and shall take all other actions as may be required (i) under such permits, approvals and clearances, and (ii) to complete the surrender of the Leased Premises to Sublandlord. In addition, prior to vacating the Leased Premises, at Sublandlord’s reasonable advanced written request upon the showing of Hazardous Materials placed in or about the Leased Premises, the Building or the Property by Subtenant, then Subtenant shall undertake and submit to Sublandlord and Head Landlord an environmental site assessment from an environmental consulting company reasonably acceptable to Sublandlord and Head Landlord, which site assessment shall evidence Subtenant’s compliance with this Section 4.11.
(d) At any time prior to expiration of the Sublease Term, subject to reasonable prior notice (not less than forty-eight (48) hours) and Subtenant’s reasonable security requirements and provided such activities do not unreasonably interfere with the conduct of Subtenant’s business at the Leased Premises, Sublandlord shall have the right and reserves to Head Landlord the right to enter in and upon the Property, Building and Leased Premises in order to conduct appropriate tests of water and soil to determine whether levels of any Hazardous Materials in excess of legally permissible levels has occurred as a result of any Subtenant Parties’ use thereof. Sublandlord shall furnish copies of all such test results and reports to Subtenant and, at Subtenant’s option and cost, shall permit split sampling for testing and analysis by Subtenant. Such testing shall be at Subtenant’s expense if Sublandlord has a reasonable basis for suspecting and confirms the presence of Hazardous Materials in the soil or surface or ground water in, on, under, or about the Property, the Building or the Leased Premises, which has been caused by or resulted from the activities of any Subtenant Parties.
(e) Sublandlord and Head Landlord may voluntarily cooperate in a reasonable manner with the efforts of all governmental agencies in reducing actual or potential environmental damage. Subtenant shall not be entitled to terminate this Sublease or to any reduction in or abatement of rent by reason of such compliance or cooperation. Subtenant agrees at all times to cooperate fully with the requirements and recommendations of governmental agencies regulating, or otherwise involved in, the protection of the environment.
4.12 Rules And Regulations. At any time during the Sublease Term that the tenant named on the face of this Sublease or its Permitted Assignee is not the sole tenant of the Leased Premises and Building, Sublandlord shall have the right from time to time to implement the Head Landlord’s reasonable rules and regulations and/or amendments or additions thereto respecting the use of the Leased Premises, the Building and the Outside Areas for the care and orderly management of the

Property as desired by Head Landlord. Upon delivery to Subtenant of a copy of such rules and regulations or any amendments or additions thereto, Subtenant shall comply with such rules and regulations. A violation by Subtenant of any of such rules and regulations shall constitute a default by Subtenant under this Sublease. If there is a conflict between the rules and regulations and any of the provisions of this Sublease, the provisions of this Sublease shall prevail. Sublandlord shall not be responsible for or liable to Subtenant with respect to the violation of such rules and regulations by any other tenant of the Property or the Building, as the case may be.
4.13 Reservations. Sublandlord reserves for the benefit of Head Landlord the right from time to time to grant, without the consent or joinder of Subtenant, such easements, rights of way and dedications that Head Landlord deems necessary, and to cause the recordation of parcel maps and covenants, conditions and restrictions, so long as such easements, rights of way, dedications and covenants, conditions and restrictions do not materially and adversely affect the use of the Leased Premises by Subtenant, materially and adversely affect Subtenant’s parking rights, and do not prohibit any Permitted Use. Subtenant agrees to execute any documents reasonably request by Sublandlord on behalf of Head Landlord to effectuate any such easement rights, dedications, maps or covenants, conditions and restrictions.
ARTICLE 5
REPAIRS, MAINTENANCE, SERVICES AND UTILITIES
5.1 Repair And Maintenance. Except in the case of damage to or destruction of the Leased Premises, the Building, the Outside Areas or the Property caused by an act of God or other peril, in which case the provisions of Article 10 shall control, the parties shall have the following obligations and responsibilities with respect to the repair and maintenance of the Leased Premises, the Building, the Outside Areas, and the Property.
(a) Subtenant’s Obligations. Subtenant shall, at all times during the Sublease Term and at its sole cost and expense, regularly clean and continuously keep and maintain in good order, condition and repair the Leased Premises and every part thereof including, without limiting the generality of the foregoing, (i) all interior walls, floors and ceilings, (ii) all windows, doors and skylights installed for or on behalf of Subtenant (iii) all electrical wiring, conduits, connectors and fixtures, (iv) all plumbing, pipes, sinks, toilets, faucets and drains, (v) all lighting fixtures, bulbs and lamps and all heating, ventilating and air conditioning equipment, (vi) all entranceways to the Leased Premises, and (vii) any and all maintenance and repair items that Sublandlord is required to maintain and repair pursuant to the Head Lease which do not form part of Head Landlord’s obligations. Subtenant shall hire, at Subtenant’s sole cost and expense, a licensed heating, ventilating and air conditioning contractor to regularly and periodically (not less frequently than every three months) inspect and perform required maintenance on the heating, ventilating and air conditioning equipment and systems serving the Leased Premises. Subtenant shall hire, at Subtenant’s sole cost and expense, a licensed roofing contractor to regularly and periodically (not less frequently than semiannually) inspect and perform required maintenance on the roof of the Building. If Subtenant shall be in default of its obligations to maintain the heating, ventilating and air conditioning equipment and systems or roof, Sublandlord may, at its election, contract in its own name for such regular and periodic inspections and maintenance of the heating, ventilating and air conditioning equipment and systems and/or roof, and charge to Subtenant, as Additional Rent, the cost thereof. Subtenant shall, at its sole cost and expense, repair all damage to the Leased Premises, the Building, the Outside Areas or the Property caused by the activities of Subtenant, its employees, invitees or contractors promptly following written notice from Sublandlord to so repair such damages (subject to Section 9.3 of this Sublease). If Subtenant shall fail to perform the required maintenance or fail to make repairs required of it pursuant to this paragraph within a reasonable period of time following notice from Sublandlord to do so, then Sublandlord may, at its election and without waiving any other remedy it may otherwise have under this Sublease or at law, perform such maintenance or make such repairs and charge to

Subtenant, as Additional Rent, the costs so incurred by Sublandlord for same. All glass within or a part of the interior of the Leased Premises, but not the exterior, is at the sole risk of Subtenant and any broken glass shall promptly be replaced by Subtenant at Subtenant’s expense with glass of the same kind, size and quality. In the event that, due to normal wear and tear (and not due to other factors, including, without limitation, Subtenant’s misuse, overuse or Subtenant’s alterations, improvements or modifications to the Leased Premises, the Outside Areas or the Building), Subtenant would be required by this Section 5.1(a) to make a repair or replacement that is considered a “capital improvement” as determined by Head Landlord then Head Landlord shall make such repair or replacement and charge to Subtenant through Sublandlord, as Additional Rent, the cost thereof (provided that the cost of such repair or replacement shall be amortized over its useful life and only the amortizing portion of such cost shall be included in Additional Rent on a monthly basis as provided under the terms and conditions of the Head Lease). Subtenant shall not be required to maintain or repair any item described in (i) through (vii) above to the extent that the same is an item which the Head Landlord has expressly assumed the responsibility to maintain and repair pursuant to the terms and conditions of the Head Lease and Head Landlord’s obligation is ongoing as of the date such maintenance and repair is required and Sublandlord has the right to require the Head Landlord to perform the same.
(b) Head Landlord’s Obligation. Sublandlord shall use reasonable efforts to cause Head Landlord at its sole cost and expense, at all times during the Sublease Term, to maintain in good condition and repair the foundation, the footings, the roof screen, the roof screen penetrations, the roof structure, load-bearing and exterior walls, exterior doors and exterior glass of the Building. Subtenant agrees that pursuant to an amendment to the Head Lease the Head Landlord's maintenance obligations under the Head Lease shall be amended to include exterior doors and exterior windows of the Building (it being understood that, without limiting the generality of the foregoing, the exterior glass of the Building shall be insured by Head Landlord's fire and property damage insurance, the cost of which is included in Sublandlord's Insurance Costs). Sublandlord shall use reasonable efforts to cause Head Landlord, at all times during the Sublease Term, to regularly and continuously keep and maintain in good order and repair and in a clean and safe condition the Outside Areas, and charge to Subtenant, as Additional Rent, the cost thereof. The contractors of Head Landlord shall regularly and periodically sweep and clean the driveways and parking areas, and charge to Subtenant, as Additional Rent, the cost thereof.
5.2 Utilities. Subtenant shall arrange at its sole cost and expense and in its own name, for the supply of gas and electricity to the Leased Premises. In the event that such services are not separately metered, Subtenant shall, at its sole expense, cause such meters to be installed. Head Landlord shall maintain the water meter(s) in its own name; provided, however, that if at any time during the Sublease Term Head Landlord shall require Sublandlord to notice Subtenant to put the water service in Subtenant’s name, Subtenant shall do so at Subtenant’s sole cost. Subtenant shall be responsible for determining if the local supplier of water, gas and electricity can supply the needs of Subtenant and whether or not the existing water, gas and electrical distribution systems within the Building and the Leased Premises are adequate for Subtenant’s needs. Subtenant shall be responsible for determining if the existing sanitary and storm sewer systems now servicing the Leased Premises and the Property are adequate for Subtenant’s needs. Subtenant shall pay all charges for water, gas, electricity and storm and sanitary sewer services as so supplied to the Leased Premises, irrespective of whether or not the services are maintained in Head Landlord’s, Sublandlord’s or Subtenant’s name.
5.3 Security. Subtenant acknowledges that Sublandlord and Head Landlord have not undertaken any duty whatsoever to provide security for the Leased Premises, the Building, the Outside Areas or the Property and, accordingly, Sublandlord and Head Landlord are not responsible for the security of same or the protection of Subtenant’s property or Subtenant’s employees, invitees or contractors. To the extent Subtenant determines that such security or protection services are advisable or necessary, Subtenant shall arrange for and pay the costs of providing same.

5.4 Energy And Resource Consumption. Sublandlord and Head Landlord may voluntarily cooperate in a reasonable manner with the efforts of governmental agencies and/or utility suppliers in reducing energy or other resource consumption within the Property. Subtenant shall not be entitled to terminate this Sublease or to any reduction in or abatement of rent by reason of such compliance or cooperation. Subtenant agrees at all times to cooperate fully with Sublandlord and to abide by all reasonable rules established by Head Landlord (i) in order to maximize the efficient operation of the electrical, heating, ventilating and air conditioning systems and all other energy or other resource consumption systems with the Property and/or (ii) in order to comply with the requirements and recommendations of utility suppliers and governmental agencies regulating the consumption of energy and/or other resources.
5.5 Limitation Of Sublandlord’s Liability. Sublandlord shall not be liable to Subtenant for injury to Subtenant, its employees, agents, invitees or contractors, damage to Subtenant’s property or loss of Subtenant’s business or profits, nor shall Subtenant be entitled to terminate this Sublease or to any reduction in or abatement of rent by reason of (i) Sublandlord’s or Head Landlord’s failure to provide security services or systems within the Property for the protection of the Leased Premises, the Building or the Outside Areas, or the protection of Subtenant’s property or Subtenant’s employees, invitees, agents or contractors, or (ii) Sublandlord’s or Head Landlord’s failure to perform any maintenance or repairs to the Leased Premises, the Building, the Outside Areas or the Property until Subtenant shall have first notified Sublandlord and Head Landlord, in writing, of the need for such maintenance or repairs, and then only after Head Landlord shall have had a reasonable period of time following its receipt of such notice within which to perform such maintenance or repairs, or (iii) any failure, interruption, rationing or other curtailment in the supply of water, electric current, gas or other utility service to the Leased Premises, the Building, the Outside Areas or the Property from whatever cause (other than to the extent caused by Sublandlord’s active negligence or intentional misconduct), or (iv) the unauthorized intrusion or entry into the Leased Premises by third parties (other than Sublandlord).
ARTICLE 6
ALTERATIONS AND IMPROVEMENTS
6.1 By Subtenant. Subtenant shall not make any alterations to or modifications of the Leased Premises or construct any improvements within the Leased Premises until Sublandlord and Head Landlord shall have first approved, in writing, the plans and specifications therefor, which approval shall not be unreasonably withheld or delayed. Sublandlord’s approval shall be conditioned upon the Subtenant restoring the alterations within the Leased Premises to their delivery condition prior to the surrender of the Leased Premises upon the Expiration Date or termination of the Sublease. Subtenant’s written request to Sublandlord and Head Landlord shall also contain a request for Sublandlord and Head Landlord each to elect whether or not it will require the removal of the subject alterations, modifications or improvements at the expiration or earlier termination of this Sublease. If such additional request is not included, Sublandlord and Head Landlord each may make such election at the expiration or earlier termination of this Sublease. All modifications, alterations or improvements, once approved by Sublandlord and Head Landlord, shall be made, constructed or installed by Subtenant at Subtenant’s expense (including all permit fees and governmental charges related thereto), using a licensed contractor first approved by Sublandlord and Head Landlord, in substantial compliance with the approved plans and specifications therefor. All work undertaken by Subtenant shall be done in accordance with all Laws and in a good and workmanlike manner using new materials of good quality. Subtenant shall not commence the making of any such modifications or alterations or the construction of any such improvements until (i) all required governmental approvals and permits shall have been obtained, (ii) all requirements regarding insurance imposed by this Sublease have been satisfied, (iii) Subtenant shall have given Sublandlord and Head Landlord at least five (5) business days prior written notice of its intention to commence such work so that Sublandlord and Head Landlord may post and file notices of non-responsibility, and (iv) if requested by Sublandlord or Head Landlord, Subtenant shall have obtained builder’s risk insurance in an amount satisfactory to Sublandlord and/or Head Landlord in its reasonable discretion to cover any perils relating to the proposed work not covered by insurance carried by Subtenant pursuant to Article 9. In no event shall Subtenant make any modification, alterations or improvements whatsoever to the Outside Areas or the exterior or structural components of the Building including, without limitation, any cuts or penetrations in the floor, roof or exterior walls of the Leased Premises (except to the extent Subtenant has obtained Sublandlord’s and Head Landlord’s approval pursuant to Section 4.2). As used in this Article, the term “modifications, alterations and/or improvements” shall include, without limitation, the installation of additional electrical outlets, overhead lighting fixtures, drains, sinks, partitions, doorways, or the like. Provided that Head Landlord expressly consents to the following terms of Section 6.1 as part of consent of this Sublease then notwithstanding the foregoing Subtenant, without the prior written consent of Sublandlord or Head Landlord, shall be permitted to make non-structural alternations to the Leased Premises, provided that: (a) such alterations do not exceed $20,000 individually, (b) Subtenant shall timely provide Sublandlord and Head Landlord the notice required pursuant to Paragraph 4.9 above, (c) Subtenant shall notify Sublandlord and Head Landlord in writing within thirty (30) days of completion of the alteration and deliver to Sublandlord and Head Landlord a set of the plans and specifications therefor, either “as built” or marked to show construction changes made, and (d) Subtenant shall upon Sublandlord’s or Head Landlord’s request, remove the alteration at the termination of the Sublease and restore the Leased Premises to their condition prior to such alteration.
6.2 Ownership Of Improvements. All modifications, alterations and improvements made or added to the Leased Premises by Subtenant (other than Subtenant’s inventory, equipment, movable furniture, wall decorations and trade fixtures) shall be deemed real property and a part of the Leased Premises, but shall remain the property of Subtenant during the Sublease. Any such modifications, alterations or improvements, once completed, shall not be altered or removed from the Leased Premises during the Sublease Term without both (i) Sublandlord’s written approval first obtained pursuant to the terms, covenants and conditions of this Sublease and (ii) Head Landlord’s written approval first obtained pursuant to the terms, covenants and conditions of the Head Lease. At the expiration or sooner termination of this Sublease, all such modifications, alterations and improvements not required to be restored to their original delivery condition (other than Subtenant’s inventory, equipment, movable furniture, wall decorations and trade fixtures) shall automatically become the property of Sublandlord and shall be surrendered as part of the Leased Premises as required pursuant to Article 2, unless Subtenant shall be required to remove any of such modifications, alterations or improvements in accordance with the provisions of Article 2 or Section 6.1, in which case Subtenant shall so remove the same. Sublandlord shall have no obligations to reimburse Subtenant for all or any portion of the cost or value of any such modifications, alterations or improvements so surrendered. All modifications, alterations or improvements which are installed or constructed on or attached to the Leased Premises by Head Landlord at Head Landlord’s expense shall be deemed real property and a part of the Leased Premises and shall be surrendered upon the expiration date of this Sublease. All lighting, plumbing, electrical, heating, ventilating and air conditioning fixtures, partitioning, window coverings, wall coverings and floor coverings installed by Subtenant shall be deemed improvements or alterations to the Leased Premises, as the case may be, and not trade fixtures of Subtenant. Sublandlord shall have no lien or interest whatsoever in any of Subtenant’s personal property or equipment located in the Leased Premises or elsewhere, and Sublandlord waives any such liens and interests and Sublandlord hereby agrees to execute (and agrees to use reasonable efforts to cause Head Landlord to execute at Subtenant’s cost and expense) a commercially reasonable Sublandlord and Head Landlord waiver with respect thereto in favor of any lender or equipment lessor to the extent the same is requested by Subtenant in writing and provided the same is written substantially in the form attached to the Head Lease as Exhibit F.
6.3 Alterations Required By Law. Subtenant shall make all modifications, alterations and improvements to the Leased Premises, at its sole cost, that are required by any Law because of (i) Subtenant’s use or occupancy of the Leased Premises, the Building, the Outside Areas or the Property

or Subtenant’s business operations, (ii) Subtenant’s application for any permit or governmental approval, or (iii) Subtenant’s making of any modifications, alterations or improvements to or within the Leased Premises. If Sublandlord or Head Landlord shall, at any time during the Sublease Term, be required by any governmental authority to make any modifications, alterations or improvements to the Building, the Outside Areas or the Property, the cost incurred by Sublandlord or Head Landlord, as the case may be, in making such modifications, alterations or improvements, including interest at a rate equal to the greater of (a) twelve percent (12%), or (b) the sum of that rate quoted by Wells Fargo Bank, N T. & S.A. from time to time as its prime rate, plus two percent (2%) (“Wells Prime Plus Two”) (but in no event more than the maximum interest rate permitted by law), shall be amortized over the useful life of such modifications, alterations or improvements, as determined in accordance with generally accepted accounting principles, and the monthly amortized cost of such modifications, alterations and improvements as so amortized shall be considered a Property Maintenance Cost and paid for by Subtenant pursuant to the terms of this Sublease.
6.4 Liens. Subtenant shall keep the Leased Premises, Building and Property and every part thereof free from any lien, and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Subtenant, its agents, employees or contractors relating to the Leased Premises, Building and the Property. If any such claim of mechanics’, laborers’ or materialmen’s lien is recorded against Subtenant’s interest in this Sublease, the Leased Premises, the Building or the Property or any part thereof, Subtenant shall bond against, discharge or otherwise cause such lien to be entirely released within five (5) business days after the same has been recorded. Subtenant’s failure to do so shall be conclusively deemed a material default of this Sublease.
ARTICLE 7
ASSIGNMENT AND SUBLETTING BY SUBTENANT
7.1 Permitted Assignments. Notwithstanding anything in this Article 7 to the contrary, Subtenant named on the face of this Sublease (or any “Permitted Assignee”, as defined in this Article 7), without Sublandlord’s prior written consent and without being subject to any of the provisions of this Article 7, including without limitation, Sublandlord’s right to recapture, shall have the right to sublet the Leased Premises, or any portion thereof, or assign this Sublease to a “Permitted Assignee”. For the purposes of this Sublease a “Permitted Assignee” shall mean: (a) a subsidiary, affiliate, division, corporation or joint venture controlling, controlled by or under common control with Subtenant; (b) a successor corporation related to Subtenant by merger, consolidation, nonbankruptcy reorganization, or government action; or (c) a purchaser of all or substantially all of the assets of Subtenant; provided that the proposed Permitted Assignee under (a), (b) or (c) above has a net worth (after deducting all contingent and off-balance sheet liabilities) equal to or greater than $1,000,000,000.00. However, Sublandlord shall not apply such financial net worth test in the preceding sentence to the proposed Permitted Assignee (and the proposed Permitted Assignee shall not be required to satisfy the net worth test) if Subtenant has a financial net worth (after deducting all contingent and off-balance sheet liabilities) of not less than $1,000,000,000.00 and will not be released of its obligations under this Sublease. In the event any proposed assignee or subtenant under (a), (b) or (c) above does not qualify as a Permitted Assignee because the net worth test is required pursuant to the provisions above but is not satisfied, Sublandlord’s consent (pursuant to Section 7.2 below) shall be required and all of the terms and conditions of this Article 7 shall apply, except that Sublandlord shall not be entitled to terminate this Sublease pursuant to Section 7.4 below, and Sublandlord shall not be entitled to any assignment consideration or excess rentals pursuant to Section 7.6 below. If any proposed assignee or subtenant under (a), (b) or (c) above does not qualify as a Permitted Assignee because the net worth test is required pursuant to the provisions above but is not satisfied, then in the event Sublandlord nevertheless consents (pursuant to the provisions of Section 7.2 below) to such proposed assignee or subtenant, such proposed assignee or subtenant shall constitute a Permitted Assignee under this Sublease. For the avoidance of doubt, no assignment, subletting or other transfer shall release

Subtenant from its obligations under this Sublease, but rather Subtenant and its transferee (other than a sub-subtenant) shall be jointly and severally liable therefor.
7.2 Sublandlord’s Consent. Subject to Section 7.1 above, Subtenant shall not sublet the Leased Premises or any portion thereof or assign its interest in this Sublease, whether voluntarily or by operation of Law, without Sublandlord’s prior written consent which shall not be unreasonably withheld, conditioned or delayed. Any attempted subletting or assignment without Sublandlord’s prior written consent, at Sublandlord’s election, shall constitute a default by Subtenant under the terms of this Sublease. The acceptance of rent by Sublandlord from any person or entity other than Subtenant, or the acceptance of rent by Sublandlord from Subtenant with knowledge of a violation of the provisions of this Article 7, shall not be deemed to be a waiver by Sublandlord of any provision of this Article or any other provision of this Sublease, or to be a consent to any subletting by Subtenant or any assignment of Subtenant’s interest in this Sublease. Without limiting the circumstances in which it may be reasonable for Sublandlord to withhold its consent to an assignment or subletting, Sublandlord and Subtenant acknowledge that it shall be reasonable for Sublandlord to withhold its consent in the following instances:
(a) the proposed assignee or sublessee is a governmental agency;
(b) in Sublandlord’s reasonable judgment, the use of the Leased Premises by the proposed assignee or sublessee would involve occupancy other than a Permitted Use as set forth in Article 1, would entail any alterations which would lessen the value of the leasehold improvements in the Leased Premises, or would require increased services by Head Landlord, or would require any increase in Sublandlord’s expenses not otherwise compensated in full by Subtenant;
(c) in Sublandlord’s reasonable judgment, either (i) the financial worth of the proposed assignee (after deducting all contingent and off-balance sheet liabilities) is less than $1,000,000,000.00 or (ii) does not meet the credit standards applied by Sublandlord at the time of the proposed assignment, provided that Sublandlord shall not apply such financial net worth test in clause (i) above to the proposed assignee if Subtenant has a financial net worth (after deducting all contingent and off-balance sheet liabilities) of not less than $1,000,000,000.00 and will not be released of its obligations under this Sublease;
(d) the proposed assignee or sublessee (or any of its affiliates) has been in material default under a lease, has been in litigation with a previous landlord due to a default under a lease, or in the ten years prior to the assignment or sublease has filed for bankruptcy protection, has been the subject of an involuntary bankruptcy, or has been adjudged insolvent;
(e) Sublandlord or Head Landlord has experienced a previous default by or is in litigation with the proposed assignee or sublessee;
(f) in Sublandlord’s reasonable judgment, the Leased Premises, or the relevant part thereof, will be used in a manner that will violate any negative covenant as to use contained in this Sublease or the Head Lease;
(g) the use of the Leased Premises by the proposed assignee or sublessee will violate any applicable law, ordinance or regulation;
(h) the proposed assignment or sublease fails to include all of the terms and provisions required to be included therein pursuant to this Article 7;
(i) Subtenant is in default of any obligation of Subtenant under this Sublease, or Subtenant has defaulted on any of its payment obligations under this Sublease on two or more occasions during the 12 months preceding the date that Subtenant shall have requested consent; or

(j) if the subletting would result in the division of any floor of the Leased Premises into more than two subleased parcels or would require improvements to be made outside of the Leased Premises.
7.3 Merger, Reorganization, or Sale of Assets. Each of the following shall be deemed a voluntary assignment of Subtenant’s interest in this Sublease subject to this Article 7: (a) dissolution, merger, consolidation or other reorganization of Subtenant; or (b) at any time that the capital stock of Subtenant is not publicly traded on a recognized exchange, the sale or transfer in one or more transactions to one or more related parties of a controlling percentage of the capital stock of Subtenant; or (c) the sale or transfer of all or substantially all of the assets of Subtenant. The phrase “controlling percentage” means the ownership of and the right to vote stock possessing more than fifty percent (50%) of the total combined voting power of all classes of Subtenant’s capital stock issued, outstanding and entitled to vote for the election of directors.
7.4 Sublandlord’s Election; Recapture Option. If Subtenant shall desire to assign its interest under the Sublease or to sublet the Leased Premises or any portion thereof, Subtenant must first notify Sublandlord, in writing, of its intent to so assign or sublet, at least thirty (30) days in advance of the date it intends to so assign its interest in this Sublease or sublet the Leased Premises or any portion thereof (“Contemplated Transfer Date”) but not sooner than one hundred eighty (180) days in advance of such Contemplated Transfer Date, specifying in detail the terms of such proposed assignment or subletting, including the Contemplated Transfer Date, the name of the proposed assignee or sublessee, the property assignee’s or sublessee’s intended use of the Leased Premises or any portion thereof, current financial statements (including a balance sheet, income statement and statement of cash flow, all prepared in accordance with generally accepted accounting principles consistently applied) of such proposed assignee or sublessee, the form of documents (in final intended language format) to be used in effectuating such assignment or subletting and such other information as Sublandlord may reasonably request. Sublandlord shall have a period of fifteen (15) business days following receipt of such notice and all required information within which to do one of the following: (i) consent to such requested assignment or subletting subject to Subtenant’s compliance with the conditions set forth in Section 7.5 below, or (ii) refuse to so consent to such requested assignment or subletting, provided that such consent shall not be unreasonably refused, or (iii) terminate this Sublease as to such Leased Premises or portion thereof, as the case may be, and recapture the same. During such fifteen (15) business day period, Subtenant covenants and agrees to supply to Sublandlord, upon request, all additional information which Sublandlord may reasonably request respecting such proposed assignment or subletting and/or the proposed assignee or sublessee. Delay by Subtenant in delivery of such information shall extend the period of time Sublandlord shall be entitled to in order to make Sublandlord’s determination. Notwithstanding the foregoing, if Sublandlord elects to recapture as provided herein, Sublandlord shall notify Subtenant thereof during such fifteen (15) business day period and Subtenant shall have fifteen (15) business days after receipt of such notice of recapture to rescind its request for consent to the assignment or subletting by providing written notice to Sublandlord, in which case the Sublease shall continue in full force and effect between Subtenant and Sublandlord and no transfer shall take place to the proposed assignee or sublessee. In the event of a recapture by Sublandlord and no election of rescission by Subtenant, Sublandlord shall recapture that portion of the Leased Premises set forth in the original Subtenant notice of assignment or subletting upon the Contemplated Transfer Date and this Sublease shall either terminate in the case of a recapture of one hundred percent (100%) of the Leased Premises or, this Sublease as so amended shall continue in full force and effect and the parties shall execute a written amendment of the same.
7.5 Conditions To Sublandlord’s Consent. If Sublandlord elects to consent, or shall have been ordered to so consent by a court of competent jurisdiction, to such requested assignment or subletting, such consent shall be expressly conditioned upon the occurrence of each of the conditions below set forth, and any purported assignment or subletting made or ordered prior to the full and complete satisfaction of each of the following conditions shall be void and, at the election of Sublandlord, which election may be exercised at any time following such a purported assignment or subletting but prior to the satisfaction of each of the stated conditions, shall constitute a material default by Subtenant under this Sublease until cured by satisfying in full each such condition by the assignee or sublessee. The conditions are as follows:
(a) Sublandlord having approved in form and substance the assignment or sublease agreement and any ancillary documents, which approval shall not be unreasonably withheld by Sublandlord if the requirements of this Article 7 are otherwise satisfied.
(b) Each such sublessee or assignee having agreed, in writing satisfactory to Sublandlord and its counsel and for the benefit of Sublandlord, to assume, to be bound by, and to perform the obligations of this Sublease to be performed by Subtenant which relate to space being assigned or subleased.
(c) Subtenant having fully and completely performed all of its obligations under the terms of this Sublease through and including the date of such assignment or subletting.
(d) Subtenant having reimbursed to Sublandlord all reasonable costs and reasonable attorneys’ fees incurred by Sublandlord in conjunction with the processing and documentation of any such requested subletting or assignment.
(e) Subtenant having delivered to Sublandlord a complete and fully-executed duplicate original of such sublease agreement or assignment agreement (as applicable) and all related agreements.
(f) Subtenant having paid, or having agreed in writing to pay as to future payments, to Sublandlord fifty percent (50%) of all assignment consideration or excess rentals to be paid to Subtenant or to any other party on Subtenant’s behalf or for Subtenant’s benefit for such assignment or subletting as follows:
(i)    If Subtenant assigns its interest under this Sublease and if all or a portion of the consideration for such assignment is to be paid by the assignee at the time of the assignment, that Subtenant shall have paid to Sublandlord and Sublandlord shall have received an amount equal to fifty percent (50%) of the assignment consideration so paid or to be paid (whichever is the greater) at the time of the assignment by the assignee.
(ii)    If Subtenant assigns its interest under this Sublease and if Subtenant is to receive all or a portion of the consideration for such assignment in future installments, that Subtenant and Subtenant’s assignee shall have entered into a written agreement with and for the benefit of Sublandlord satisfactory to Sublandlord and its counsel whereby Subtenant and Subtenant’s assignee jointly agree to pay to Sublandlord an amount equal to fifty percent (50%) of all such future assignment consideration installments to be paid by such assignee as and when such assignment consideration is so paid.
(iii)    If Subtenant subleases the Leased Premises (or any portion thereof), that Subtenant and Subtenant’s sublessee shall have entered into a written agreement with and for the benefit of Sublandlord satisfactory to Sublandlord and its counsel whereby Subtenant and Subtenant’s sublessee jointly agree to pay to Sublandlord fifty percent (50%) of all excess rentals to be paid by such sublessee as and when such excess rentals are so paid.
7.6 Assignment Consideration And Excess Rentals Defined. For purposes of this Article, including any amendment to this Article by way of addendum or other writing, the term “assignment consideration” shall mean all consideration to be paid by the assignee to Subtenant or to any other third party on Subtenant’s behalf or for Subtenant’s benefit as consideration for such assignment, after deduction for reasonable leasing commissions and reasonable legal fees incurred by Subtenant in connection with such assignment. The term “excess rentals” shall mean all consideration to be paid by the sublessee to Subtenant or to any other third party on Subtenant’s behalf or for Subtenant’s benefit for the sublease of the Leased Premises, or portion thereof, in excess of the rent due to Sublandlord under the terms of this Sublease for the same period, after deduction for reasonable leasing commissions and reasonable legal fees incurred by Subtenant in connection with such sublease. Subtenant agrees that the portion of any assignment consideration and/or excess rentals arising from any assignment or subletting by Subtenant which is to be paid to Sublandlord pursuant to this Article now is and shall then be the property of Sublandlord at all times and not the property of Subtenant.
7.7 Payments. All payments required by this Article to be made to Sublandlord shall be made in cash in full as and when they become due. At the time Subtenant, Subtenant’s assignee or sublessee makes each such payment to Sublandlord, Subtenant or Subtenant’s assignee or sublessee, as the case may be, shall deliver to Sublandlord an itemized statement in reasonable detail showing the method by which the amount due Sublandlord was calculated and certified by the party making such payment as true and correct.
7.8 Good Faith. The rights granted to Subtenant by this Article are granted in consideration of Subtenant’s express covenant that all pertinent allocations which are made by Subtenant between the rental value of the Leased Premises, or any portion thereof, and the value of any of Subtenant’s personal property which may be conveyed or leased generally concurrently with and which may reasonably be considered a part of the same transaction as the permitted assignment or subletting shall be made fairly, honestly and in good faith. If Subtenant shall breach this covenant, Sublandlord may immediately declare Subtenant to be in default under the terms of this Sublease and terminate this Sublease and/or exercise any other rights and remedies Sublandlord would have under the terms of this Sublease in the case of a material default by Subtenant under this Sublease.
7.9 Effect Of Sublandlord’s Consent. No subletting or assignment, even with the consent of Sublandlord, shall relieve Subtenant of its personal and primary obligation to pay Rent and to perform all of the other obligations to be performed by Subtenant hereunder. Consent by Sublandlord to one or more assignments of Subtenant’s interest in this Sublease or to one or more sublettings of the Leased Premises, or portion thereof, shall not be deemed to be a consent to any subsequent assignment or subletting. If Sublandlord shall have been ordered by a court of competent jurisdiction to consent to a requested assignment or subletting, or such an assignment or subletting shall have been ordered by a court of competent jurisdiction over the objection of Sublandlord, such assignment or subletting shall not be binding between the assignee (or sublessee) and Sublandlord until such time as all conditions set forth in Section 7.5 above have been fully satisfied (to the extent not then satisfied) by the assignee or sublessee, including, without limitation, the payment to Sublandlord of all agreed assignment considerations and/or excess rentals then due Sublandlord. Nothing in this Article 7 shall be deemed to alter Subtenant’s obligations under this Sublease to obtain the consent of Head Landlord to any assignment or subletting, including satisfaction of any terms, covenants and conditions imposed upon Sublandlord under the Head Lease.
ARTICLE 8
LIMITATION ON SUBLANDLORD’S LIABILITY AND INDEMNITY
8.1 Limitation On Sublandlord’s Liability And Release. Sublandlord shall not be liable to Subtenant for, and Subtenant hereby releases Sublandlord and its partners, principals, members, officers, agents, employees, lenders, attorneys, and consultants from, any and all liability, whether in contract, tort or on any other basis, for any injury to or any damage sustained by Subtenant, Subtenant’s agents, employees, contractors or invitees, any damage to Subtenant’s property, or any loss to Subtenant’s business, loss of Subtenant’s profits or other financial loss of Subtenant resulting from or attributable to the condition of, the management of, the repair or maintenance of, the protection of, the supply of services or utilities to, the damage in or destruction of the Leased Premises, the Building, the Property or the Outside Areas, including without limitation, (i) the failure, interruption, rationing or other curtailment or cessation in the supply of electricity, water, gas or other utility service to the Property, the Building or the Leased Premises; (ii) the vandalism or forcible entry into the Building or the Leased Premises; (iii) the penetration of water into or onto any portion of the Leased Premises, the Building or the Outside Areas; (iv) the failure to provide security and/or adequate lighting in or about the Property, the Building or the Leased Premises, (v) the existence of any design or construction defects within the Property, the Building or the Leased Premises; (vi) the failure of any mechanical systems to function properly (such as the HVAC systems); (vii) the blockage of access to any portion of the Leased Premises, the Building, the Outside Areas or the Property, except to the extent as a direct result of the active negligence or intentional misconduct of the Sublandlord or Sublandlord’s failure to perform an obligation expressly undertaken pursuant to this Sublease after a reasonable period of time shall have lapsed following receipt of written notice from Subtenant to so perform such obligation and then only to the extent that the obligation is not an obligation of the Head Landlord due to be performed by Head Landlord pursuant to the terms, covenants and conditions of the Head Lease or an obligation that may not be performed by Sublandlord as a result of the terms, covenants and conditions of the Head Lease as the same may have been revised, amended or modified by this Sublease. In this regard, Subtenant acknowledges that it is fully appraised of the provisions of Law relating to releases, and particularly to those provisions contained in Section 1542 of the California Civil Code which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Notwithstanding such statutory provision, and for the purpose of implementing a full and complete release and discharge, Subtenant hereby (i) waives the benefit of such statutory provision and (ii) acknowledges that, subject to the exceptions specifically set forth herein, the release and discharge set forth in this paragraph is a full and complete settlement and release and discharge of all claims and is intended to include in its effect, without limitation, all claims which Subtenant, as of the date hereof, does not know of or suspect to exist in its favor.

Initials:	/s/ Mitchell Gaynor
On behalf of Juniper Networks, Inc.

8.2 Subtenant’s Indemnification Of Sublandlord. Subtenant shall indemnify Sublandlord against, defend Sublandlord with competent counsel satisfactory to Sublandlord from, and hold Sublandlord harmless of, any claims made or legal actions filed or threatened against Sublandlord with respect to the violation of any Law, or the death, bodily injury, personal injury, property damage, or interference with contractual or property rights suffered by any third party, occurring within the Leased Premises or resulting from Subtenant’s use or occupancy of the Leased Premises, the Building or the Outside Areas, or resulting from Subtenant’s activities in or about the Leased Premises, the Building, the Outside Areas or the Property, or any breach of this Sublease and Subtenant shall indemnify and hold Sublandlord, Sublandlord’s partners, principals, members, employees, agents and contractors harmless from any loss liability, penalties, or expense whatsoever (subject to the terms of Section 12.7 below) resulting therefrom, except to the extent proximately caused by the active negligence or willful misconduct of the Sublandlord or Sublandlord’s failure to perform an obligation expressly undertaken pursuant to this Sublease after a reasonable period of time shall have lapsed following receipt of written notice from to so perform such obligation; provided, however, the foregoing qualification and limitation upon Subtenant’s indemnity obligation shall not apply to any obligation of Sublandlord where the same may not be performed by Sublandlord pursuant to the terms, covenants and conditions of the Head Lease, or such obligation is by its nature an obligation of the Head Landlord pursuant to the terms, covenants and conditions of the Head Lease. This indemnity agreement shall survive the expiration or sooner termination of this Sublease.
8.3 Sublandlord’s Indemnification Of Subtenant. Sublandlord shall indemnify Subtenant against, defend Subtenant with competent counsel satisfactory to Subtenant from, and hold Subtenant harmless of, any claims made or legal actions filed or threatened against Subtenant with respect to the violation of any Law, or the death, bodily injury, personal injury, property damage, or interference with contractual or property rights suffered by any third party, resulting from the active negligence or intentional misconduct of Sublandlord in or about the Leased Premises, the Building, the Outside Areas or the Property or any breach of this Sublease by Sublandlord and Sublandlord shall indemnify and hold Sublandlord, Sublandlord’s partners, principals, members, employees, agents and contractors harmless from any loss liability, penalties, or expense whatsoever resulting therefrom, except to the extent proximately caused by the negligence or willful misconduct of the Subtenant or Subtenant's failure to perform an obligation expressly undertaken pursuant to this Sublease (beyond applicable notice and cure period); provided that no such indemnity shall extend personally to the Sublandlord’s officers, members, shareholders, investors, directors, employees, or authorized agents, including counsel and attorneys representing the Sublandlord.
ARTICLE 9
INSURANCE
9.1 Subtenant’s Insurance. Subtenant and Sublandlord agree that the amendment to the Head Lease modifies the insurance obligations of Sublandlord under the Head Lease and the following insurance obligations conform the insurance obligations of Subtenant under this Sublease to the same. Subtenant shall maintain insurance complying with all of the following:
(a) Subtenant shall procure, pay for and keep in full force and effect, at all times during the Sublease Term, the following:
(i)    Comprehensive general liability insurance insuring Subtenant against liability for personal injury, bodily injury, death and damage to property occurring within the Leased Premises, or resulting from Subtenant’s use or occupancy of the Leased Premises, the Building, the Outside Areas or the Property, or resulting from Subtenant’s activities in or about the Leased Premises or the Property, with coverage in an amount equal to Subtenant’s Required Liability Coverage (as set forth in Article 1), which insurance shall contain “broad form liability” coverage insuring Subtenant’s performance of Subtenant’s obligations to indemnify Sublandlord as contained in this Sublease.
(ii)    Fire and property damage insurance in so-called “fire and extended coverage” or “all risk” form insuring Subtenant against loss from physical damage to Subtenant’s personal property, inventory, trade fixtures and improvements within the Leased Premises with coverage for the full actual replacement cost thereof;
(iii)    intentionally deleted;
(iv)    Pressure vessel insurance, if applicable;
(v)    Workers’ compensation insurance and any other employee benefit insurance sufficient to comply with all laws; and

(vi)    With respect to making of alterations or the construction of improvements or the like undertaken by Subtenant, builder’s risk insurance, in an amount and with coverage reasonably satisfactory to Sublandlord.
(vii)    Commercial automobile liability insurance (if applicable) covering automobiles owned, hired or used by Subtenant in carrying on its business with limits not less $1,000,000 combined single limit for each accident, insuring Subtenant (and naming as additional insureds the Sublandlord, Head Landlord, California Public Employees’ Retirement System, Head Landlord’s property management company, Head Landlord’s asset management company and, if requested in writing by Head Landlord, Head Landlord’s mortgagee, (collectively “Head Landlord Insured Parties”).
(b) Each policy of liability insurance required to be carried by Subtenant pursuant to this paragraph or actually carried by Subtenant with respect to the Leased Premises or the Property: (i) shall, except with respect to insurance required by subparagraph (a)(vi) above, name Sublandlord and Head Landlord Insured Parties, as additional insured; (ii) shall be primary insurance providing that the insurer shall be liable for the full amount of the loss, up to and including the total amount of liability set forth in the declaration of coverage, without the right of contribution from or prior payment by any other insurance coverage of Sublandlord; (iii) shall be in a form satisfactory to Sublandlord; (iv) shall be carried with companies reasonably acceptable to Sublandlord with A. M. Best rating requirement of at least A-:VII; (v) shall contain so-called “severability” or “cross liability” coverage. Subtenant shall notice Sublandlord and Head Landlord in the event of any cancellation, lapse or change in coverage. Each policy of property insurance maintained by Subtenant with respect to the Leased Premises or the Property or any property therein shall contain a waiver and/or a permission to waive by the insurer of any right of subrogation against Sublandlord, its partners, principals, members, officers, employees, agents and contractors, which might arise by reason of any payment under such policy or by reason of any act or omission of Sublandlord, its partners, principals, members, officers, employees, agents and contractors.
(c) Prior to the time Subtenant or any of its contractors enters the Leased Premises, Subtenant shall deliver to Sublandlord, with respect to each policy of insurance required to be carried by Subtenant pursuant to this Article, a copy of such policy (appropriately authenticated by the insurer as having been issued) or a certificate of the insurer certifying in form satisfactory to Sublandlord that a policy has been issued, providing the coverage required by this Paragraph and containing the provisions specified herein. With respect to each renewal or replacement of any such insurance, the requirements of this Paragraph must be complied with (i.e., a copy of such policy or certificate shall be delivered to Sublandlord) within ten (10) days after the renewal or replacement of the applicable policies, but in no event shall Subtenant allow coverage to lapse. Sublandlord and Head Landlord may, at any time and from time to time, inspect and/or copy any and all insurance policies required to be carried by Subtenant pursuant to this Article. If Head Landlord reasonably determines at any time that the amount of insurance coverage or limits or rating required of Sublandlord pursuant to the Head Lease shall be increased or adjusted to such greater amount as Head Landlord may reasonably determine pursuant to the terms and conditions of the Head Lease then, the Sublandlord shall have the right to determine that the amount of coverage set forth in Paragraph 9.1(a) for any policy of insurance Subtenant is required to carry pursuant to this Article is not adequate (where such coverage is for a less amount than required to be carried by Sublandlord) and Subtenant shall promptly upon notice increase the amount of coverage for such insurance to such greater amount as is required of Sublandlord by Head Landlord.
(d)    Head Landlord shall be responsible for insuring the exterior glass curtain walls of the Building; provided, however, that notwithstanding anything in the Head Lease to the contrary, 100% of the costs of such insurance (including any deductibles associated therewith and actually paid by Head Landlord) shall be included in Head Landlord’s Insurance Costs, without any exclusions thereto. All costs incurred by Head Landlord to maintain, repair or replace, as necessary, the exterior glass curtain walls shall not be included in Operating Expenses, but shall be reimbursed by Sublandlord within thirty (30) days following Head Landlord’s delivery to Sublandlord of an invoice therefor. Subtenant agrees that in any instance that Head Landlord delivers such invoice for reimbursement to Sublandlord then Subtenant shall reimburse Sublandlord or make such invoice payment direct to Head Landlord for the full cost of the amount stated upon such invoice within such thirty (30) day period.
(e)    Sublandlord and Head Landlord shall not be required to insure or maintain, and Subtenant shall be solely responsible for insuring and maintaining, any property of Subtenant located on the Building, including, without limitation, signage, rooftop equipment, and other personal property or trade fixtures, or in the Outside Areas or elsewhere at the Property, including, without limitation, signage, generators and other auxiliary equipment.
(f)    Any requirement under this Sublease for Subtenant to insure in favor of Head Landlord or to indemnify Head Landlord shall also be deemed to mean all of Head Landlord’s Insured Parties.
9.2 Sublandlord’s Insurance. With respect to insurance maintained by Sublandlord:
(a) Sublandlord shall maintain, as the minimum coverage required of it, the insurance coverage set forth in the Head Lease that is required to be carried by Sublandlord as tenant of the Head Lease.
(b) Sublandlord shall maintain comprehensive general liability insurance insuring Sublandlord (and such others as are designated by Sublandlord) against liability for personal injury, bodily injury, death, and damage to property in commercially reasonably form and for limits as reasonably determined by Sublandlord from time to time as reasonably necessary for the adequate protection of Sublandlord and the Leased Premises, but in no event less than the coverage required to be carried by Sublandlord as tenant under the Head Lease.
(c) Sublandlord shall use reasonable efforts to cause Head Landlord to carry and maintain the insurance required of Head Landlord pursuant to the terms and conditions of the Head Lease.
9.3 Mutual Waiver Of Subrogation. Sublandlord, to the extent released by Head Landlord pursuant to the amendment to Head Lease, hereby releases Subtenant and its partners, principals, members, shareholders, officers, directors, employees, agents, servants and attorneys, and Subtenant hereby releases Sublandlord and Head Landlord and their respective partners, principals, members, shareholders, officers, directors, employees, agents, servants and attorneys from any and all liability for loss, damage or injury to the property of the other in or about the Leased Premises or the Property which is caused by or results from a peril or event or happening which is covered by any insurance actually carried and in force at the time of the loss by the party sustaining such loss, required to be carried by the party sustaining such loss, or permitted or deemed to be self-insured for such loss.
ARTICLE 10
DAMAGE TO LEASED PREMISES
10.1 Duty To Restore. If the Leased Premises, the Building or the Outside Area are damaged by any peril after the Delivery Date of the Leased Premises, Sublandlord shall use reasonable efforts at Subtenant’s cost and expense to seek Head Landlord’s action to restore the same, as and when required by the terms and conditions of the Head Lease, unless this Sublease is terminated pursuant to a termination of the Head Lease. If this Sublease is not so terminated, then upon the issuance of all necessary governmental permits, Head Landlord shall commence and diligently prosecute to completion the restoration of the Leased Premises, the Building or the Outside Area, as the case may be, to the extent then allowed by law, to substantially the same condition in which it existed as of the Leased Premises Delivery Date. Head Landlord’s obligation to restore shall be limited to the improvements constructed by Head Landlord. Sublandlord shall have no obligation to restore any improvements or alterations made by Subtenant to the Leased Premises or any of Subtenant’s personal property, inventory or trade fixtures. Upon completion of the restoration by Head Landlord, Subtenant shall forthwith replace or fully repair all of Subtenant’s personal property, inventory, trade fixtures and other improvements and alterations constructed by Subtenant to like or similar conditions as existed at the time immediately prior to such damage or destruction.
10.2 Insurance Proceeds. All insurance proceeds available from the fire and property damage insurance carried by Head Landlord and those insurance proceeds available from the fire and property damage insurance carried by Subtenant and relating to the improvements that each party is obligated to restore (as opposed to insurance proceeds relating specifically to Subtenant’s personal property, inventory or trade fixtures) shall be paid to and become the property of Head Landlord for the purposes of construction and restoration of the damage to any portion of the Property. If this Sublease is terminated due to such casualty, all insurance proceeds available from insurance carried by Subtenant which cover loss of property that is Sublandlord’s property or would become Sublandlord’s property on termination of this Sublease shall be paid to and become the property of Sublandlord, and the remainder of such proceeds shall be paid to and become the property of Subtenant. If this Sublease is not terminated all insurance proceeds available from insurance carried by Subtenant which cover loss to property that is Sublandlord’s property shall be paid to and become the property of Sublandlord, and all proceeds available from such insurance which cover loss to property which would only become the property of Sublandlord upon the termination of this Sublease shall be paid to and remain the property of Subtenant.
10.3 Sublandlord’s Right To Terminate. Sublandlord shall have the option to terminate this Sublease in the event any of the following (a), (b) or (c) occurs, which option may be exercised by delivery of a written notice to Subtenant of Sublandlord’s election to terminate this Sublease within thirty (30) days following the date that Sublandlord receives in writing from Head Landlord the final determination of Head Landlord made pursuant to the Head Lease terms permitting Head Landlord to terminate the Head Lease following such damage or destruction:
(a) The Building is damaged by any peril covered by valid and collectible insurance actually carried by Head Landlord and in force at the time of such damage or destruction or by any peril which would have been covered by the insurance Head Landlord is required to maintain pursuant to the Head Lease (an “Insured Peril”) to such an extent that the estimated cost to restore the Building exceeds the lesser of: (i) the insurance proceeds available from insurance actually carried by Head Landlord (or which Head Landlord was required to carry) plus the amount of any deductible (up to a maximum amount of five percent (5%) of the replacement cost of the Building), plus any amount that the Subtenant agrees in writing to contribute towards restoration, or (ii) fifty percent (50%) of the then actual replacement cost of the Building; or
(b) The Building is damaged by an uninsured peril, which peril Head Landlord was not required to insure against pursuant to the provisions of the Head Lease; or
(c) The Building is damaged by any peril and, because of the laws then in force, the Building (i) cannot be restored at reasonable cost as determined in Head Landlord’s sole discretion or (ii) if restored, the Building cannot be used for the same use being made thereof before such damage.
10.4 Subtenant’s Right To Terminate. If the Leased Premises, the Building or the Outside Area are damaged by any peril and Sublandlord does not elect to terminate this Sublease or is not entitled to terminate this Sublease pursuant to this Article, then as soon as reasonably practicable, Head Landlord shall furnish to Sublandlord and to Subtenant the written opinion of Head Landlord’s architect or construction consultant as to when the restoration work to be carried out by Head Landlord may be complete. Subtenant shall have the right to terminate this Sublease upon receipt of the written opinion of the Head Landlord’s architect or construction consultant only in the following circumstances:
(a)    Sublandlord shall have the right pursuant to the terms and conditions of the Head Lease to elect to terminate the Head Lease and upon such election delivered to the Head Landlord the same shall be binding upon Sublandlord and Head Landlord; and
(b)    Subtenant shall timely provide written notice to the Head Landlord and to Sublandlord of Subtenant’s election to terminate this Sublease, which notice shall be binding upon Subtenant, Head Landlord and Sublandlord and shall be delivered pursuant to the terms and conditions of the Head Lease and prior to the expiration of any period of time required for Sublandlord to make such election to terminate the Head Lease; and
(c)    Any dispute by Head Landlord as to Sublandlord’s right to terminate the Head Lease shall negate the right of Subtenant to terminate this Sublease until such dispute has been resolved.
10.5 Subtenant’s Waiver. Sublandlord and Subtenant agree that the provisions of Paragraph 10.4 above, are intended to supersede and replace the provisions contained in California Civil Code, Section 1932, Subdivision 2, and California Civil Code, Section 1934, and accordingly, Subtenant hereby waives the provisions of such Civil Code Sections and the provisions of any successor Civil Code Sections or similar laws hereinafter enacted.
10.6 Abatement Of Rent. In the event of damage to the Leased Premises which does not result in the termination of this Sublease, the Base Monthly Rent (and any Additional Rent) shall be temporarily abated during the period of restoration in proportion in the degree to which Subtenant’s use of the Leased Premises, or any portion thereof, is impaired by such damage.
ARTICLE 11
CONDEMNATION
11.1 Subtenant’s Right To Terminate. Except as otherwise provided in Paragraph 11.4 below regarding temporary takings, Subtenant shall have the option to terminate this Sublease as a result of any taking if: (i) all of the Leased Premises are taken in the Building, or (ii) a portion of the Outside Area is taken such that the unreserved parking available to Subtenant is reduced by twenty percent (20%) of Subtenant’s then current parking rights and the Sublandlord and or the Head Landlord are unable to provide suitable alternative parking, including alternative parking arrangements within walking distance or alternative off-site parking and any reasonably necessary shuttle service, at no cost to Subtenant, and (iii) Sublandlord has the right pursuant to the terms and conditions of the Head Lease to elect to terminate the Head Lease and upon making any such election the same shall be binding upon Sublandlord and Head Landlord. Subtenant must exercise such option within a reasonable period of time, to be effective on the later to occur of (i) the date that possession of that portion of the Leased Premises that is condemned is taken by the condemnor or (ii) the date Subtenant vacated the Leased Premises; provided, however, in all instances Subtenant’s election must be made, if at all, to be effective, in writing delivered to Sublandlord and Head Landlord, pursuant to the terms and conditions of the Head Lease, prior to the last date that Sublandlord may make Sublandlord’s election to terminate the Head Lease and in a form binding upon the Subtenant, Sublandlord and the Head Landlord.
11.2 Sublandlord’s Right To Terminate. Except as otherwise provided in Paragraph 11.4 below regarding temporary takings, Sublandlord shall have the option to terminate this Sublease if, as a result of any taking, (i) all of the Leased Premises are taken in the Building, (ii) the Head Landlord notices Sublandlord that the Head Lease shall be terminated due to a taking, or (iii) due to the laws, ordinances or regulations then in full force and effect, the Leased Premises may not be used for the same use permitted under this Sublease or the Head Lease before such taking, whether or not restored. Any such option to terminate by Sublandlord must be exercised within a reasonable period of time, to be effective as of the date possession is taken by the condemnor and shall be binding upon the Sublandlord and the Subtenant provided that such election is binding upon the Head Landlord.
11.3 Restoration. If any part of the Leased Premises or the Building is taken and this Sublease is not terminated, then Sublandlord shall at Subtenant’s cost and expense, to the extent not prohibited by laws then in force, seek Head Landlord’s repair of any damage occasioned thereby to the remainder thereof to a condition reasonably suitable for Subtenant’s continued operations and otherwise, to the extent practicable.
11.4 Temporary Taking. If a portion of the Leased Premises is temporarily taken for a period of one year or less (and such period does not extend beyond the Sublease Term, as the same may have been extended by Subtenant’s exercise of its option to renew set forth in this Sublease) this Sublease shall remain in effect. If any portion of the Leased Premises is temporarily taken the rent as to the temporary taken space shall be abated by the Sublandlord to the extent that the Head Lease rent shall be abated as to such space.
11.5 Division Of Condemnation Award. Any award made for any taking of the Property, the Building, or the Leased Premises, or any portion thereof, shall belong to and be paid to Head Landlord, and Subtenant hereby assigns to Head Landlord all of its right, title and interest in any such award; provided, however Subtenant shall be entitled to that portion of any award that is related to the period after the Delivery Date and to receive from the award that is made any compensation for the taking of Subtenant’s personal property, or loss of Subtenant’s goodwill, or for the interruption of Subtenant’s business or its moving costs, or for the value of any leasehold improvements installed and paid for by Subtenant; and further provided that Sublandlord shall have no right to any such award. The rights of Sublandlord and Subtenant regarding any condemnation shall be determined as provided in this Article, and each party hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure, and the provisions of any similar law hereinafter enacted, allowing either party to petition the Supreme Court to terminate this Sublease and/or otherwise allocate condemnation awards between Sublandlord and Subtenant in the event of a taking of the Leased Premises.
11.6 Abatement Of Rent. In the event of a taking of the Leased Premises which does not result in a termination of this Sublease (other than a temporary taking), then, as of the date possession is taken by the condemning authority, the Base Monthly Rent shall be reduced in the same proportion that the area of that part of the Leased Premises so taken (less any addition to the area of the Leased Premises by reason of any reconstruction) bears to the area of the Leased Premises immediately prior to such taking where such abatement right is similarly provided by Head Landlord to the Sublandlord pursuant to the terms and conditions of the Head Lease.
11.7 Taking Defined. The term “taking” or “taken” as used in this Article 11 shall mean any transfer or conveyance of all or any portion of the Property to a public or quasi-public agency or other entity having the power of eminent domain pursuant to or as a result of the exercise of such power by such an agency, including any inverse condemnation and/or any sale or transfer by Head Landlord of all or any portion of the Property to such an agency under threat of condemnation or the exercise of such power.

ARTICLE 12
DEFAULT AND REMEDIES
12.1 Events Of Subtenant’s Default. Subtenant shall be in default of its obligations under this Sublease if any of the following events occur:
(a) Subtenant shall have failed to pay Base Monthly Rent or any Additional Rent within three (3) business days after notice from Sublandlord that such rent is past due; provided, however, that such notice shall be concurrent with, and not in addition to, any notice required by applicable Laws; or
(b) Subtenant shall have done or permitted to be done any act, use or thing in its use, occupancy or possession of the Leased Premises or the Building or the Outside Areas which is prohibited by the terms of this Sublease or Subtenant shall have failed to perform any term, covenant or condition of this Sublease (except those requiring the payment of Base Monthly Rent or Additional Rent, which failures shall be governed by subparagraph (a) above) within thirty (30) days after written notice from Sublandlord to Subtenant specifying the nature of such failure and requesting Subtenant to perform same or within such longer period as is reasonably required in the event such default is curable but not within such thirty (30) day period, provided such cure is promptly commenced within such thirty (30) day period and is thereafter diligently prosecuted to completion; or
(c) Subtenant shall have sublet the Leased Premises or assigned or encumbered its interest in this Sublease in violation of the provisions contained in Article 7, whether voluntarily or by operation of law; or
(d) Subtenant shall have abandoned the Leased Premises or any portion thereof and no longer pays Rent upon the same; or
(e) Subtenant or any guarantor of this Sublease shall have permitted or suffered the sequestration or attachment of, or execution on, or the appointment of a custodian or receiver with respect to, all or any substantial part of the property or assets of Subtenant (or such guarantor) or any property or asset essential to the conduct of Subtenant’s (or such guarantor’s) business, and Subtenant (or such guarantor) shall have failed to obtain a return or release of the same within thirty (30) days thereafter, or prior to sale pursuant to such sequestration, attachment or levy, whichever is earlier; or
(f) Subtenant or any guarantor of this Sublease shall have made a general assignment of all or a substantial part of its assets for the benefit of its creditors; or
(g) Subtenant or any guarantor of this Sublease shall have allowed (or sought) to have entered against it a decree or order which: (i) grants or constitutes an order for relief, appointment of a trustee, or condemnation or a reorganization plan under the bankruptcy laws of the United States; (ii) approves as properly filed a petition seeking liquidation or reorganization under said bankruptcy laws or any other debtor’s relief law or similar statute of the United States or any state thereof; or (iii) otherwise directs the winding up or liquidation of Subtenant; provided, however, if any decree or order was entered without Subtenant’s consent or over Subtenant’s objection, Sublandlord may not terminate this Sublease pursuant to this Subparagraph if such decree or order is rescinded or reversed within thirty (30) days after its original entry; or
(h) Subtenant or any guarantor of this Sublease shall have availed itself of the protection of any debtor’s relief law, moratorium law or other similar law which does not require the prior entry of a decree or order.

12.2 Sublandlord’s Remedies. In the event of any default by Subtenant, and without limiting Sublandlord’s right to indemnification as provided in this Sublease, Sublandlord shall have the following remedies, in addition to all other rights and remedies provided by law or in equity or otherwise provided in this Sublease, to which Sublandlord may resort cumulatively, or in the alternative:
(a) Sublandlord may, at Sublandlord’s election, keep this Sublease in effect and enforce, by an action at law or in equity, all of its rights and remedies under this Sublease including, without limitation, (i) the right to recover the rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required by Subtenant, or perform Subtenant’s obligations and be reimbursed by Subtenant for the cost thereof with interest at the then maximum rate of interest not prohibited by law from the date the sum is paid by Sublandlord until Sublandlord is reimbursed by Subtenant, and (iii) the remedies of injunctive relief and specific performance to prevent Subtenant from violating the terms of this Sublease and/or to compel Subtenant to perform its obligations under this Sublease, as the case may be.
(b) Sublandlord may, at Sublandlord’s election, terminate this Sublease by giving Subtenant written notice of termination, in which event this Sublease shall terminate on the date set forth for termination in such notice, in which event Subtenant shall immediately surrender the Leased Premises to Sublandlord, and if Subtenant fails to do so, Sublandlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Leased Premises and expel or remove Subtenant and any other person who may be occupying the Leased Premises or any part thereof, without being liable for prosecution or any claim or damages therefor. Any termination under this subparagraph shall not relieve Subtenant from its obligation to pay to Sublandlord all Base Monthly Rent and Additional Rent then or thereafter due, or any other sums due or thereafter accruing to Sublandlord, or from any claim against Subtenant for damages previously accrued or then or thereafter accruing. In no event shall any one or more of the following actions by Sublandlord, in the absence of a written election by Sublandlord to terminate this Sublease constitute a termination of this Sublease:
(i)    Appointment of a receiver or keeper in order to protect Sublandlord’s interest hereunder;
(ii)    Consent to any subletting of the Leased Premises or assignment of this Sublease by Subtenant, whether pursuant to the provisions hereof or otherwise; or
(iii)    Any action taken by Sublandlord or its partners, principals, members, officers, agents, employees, or servants, which is intended to mitigate the adverse effects of any breach of this Sublease by Subtenant, including, without limitation, any action taken to maintain and preserve the Leased Premises on any action taken to relet the Leased Premises or any portion thereof for the account at Subtenant and in the name of Subtenant.
(c) In the event Subtenant breaches this Sublease and abandons the Leased Premises, Sublandlord may terminate this Sublease, but this Sublease shall not terminate unless Sublandlord gives Subtenant written notice of termination. If Sublandlord does not terminate this Sublease by giving written notice of termination, Sublandlord may enforce all its rights and remedies under this Sublease, including the right and remedies provided by California Civil Code Section 1951.4 (“lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations”), as in effect on the Effective Date of this Sublease.
(d) In the event Sublandlord terminates this Sublease, Sublandlord shall be entitled, at Sublandlord’s election, to the rights and remedies provided in California Civil Code Section 1951.2, as in effect on the Commencement Date of this Sublease. For purposes of computing damages pursuant to Section 1951.2, an interest rate equal to the maximum rate of interest then not prohibited by law shall be used where permitted. Such damages shall include, without limitation:
(i)    The worth at the time of the award of the unpaid rent which had been earned at the time of termination;
(ii)    The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Subtenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco, at the time of award plus one percent; and
(iii)    Any other amount necessary to compensate Sublandlord for all detriment proximately caused by Subtenant’s failure to perform Subtenant’s obligations under this Sublease, or which in the ordinary course of things would be likely to result therefrom, including without limitation, the following: (i) expenses for cleaning, repairing or restoring the Leased Premises, (ii) expenses for altering, remodeling or otherwise improving the Leased Premises for the purpose of reletting, including removal of existing leasehold improvements and/or installation of additional leasehold improvements (regardless of how the same is funded, including reduction of rent, a direct payment or allowance to a new tenant, or otherwise), (iii) broker’s fees allocable to the remainder of the term of this Sublease, advertising costs and other expenses of reletting the Leased Premises; (iv) costs of carrying and maintaining the Leased Premises, such as taxes, insurance premiums, utility charges and security precautions, (v) expenses incurred in removing, disposing of and/or storing any of Subtenant’s personal property, inventory or trade fixtures remaining therein; (vi) reasonable attorney’s fees, expert witness fees, court costs and other reasonable expenses incurred by Sublandlord (but not limited to taxable costs) in retaking possession of the Leased Premises, establishing damages hereunder, and releasing the Leased Premises; and (vii) any other expenses, costs or damages otherwise incurred or suffered as a result of Subtenant’s default.
12.3 Sublandlord’s Default And Subtenant’s Remedies. In the event Sublandlord fails to perform its obligations under this Sublease, Sublandlord shall nevertheless not be in default under the terms of this Sublease until such time as Subtenant shall have first given Sublandlord written notice specifying the nature of such failure to perform its obligations, and then only after Sublandlord shall have had thirty (30) days following its receipt of such notice within which to perform such obligations; provided, that, if longer than thirty (30) days is reasonably required in order to perform such obligations, Sublandlord shall have such longer period. In the event of Sublandlord’s default as above set forth, then, and only then, Subtenant may then proceed in equity or at law to compel Sublandlord to perform its obligations and/or to recover damages proximately caused by such failure to perform, except as and to the extent Subtenant has waived its right to damages as provided in this Sublease, or Sublandlord cannot perform such obligation, which obligation is an obligation of, or by its nature deemed an obligation of, Head Landlord pursuant to the terms, covenants and conditions of the Head Lease.
12.4 Subtenant’s Waiver. Sublandlord and Subtenant agree that the provisions of Paragraph 12.3 above are intended to supersede and replace the provisions of California Civil Code Sections 1932(1), 1941 and 1942, and accordingly, Subtenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and/or any similar or successor law regarding Subtenant’s right to terminate this Sublease or to make repairs and deduct the expenses of such repairs from the rent due under this Sublease.
12.5 Sublandlord Exculpation. Notwithstanding any provision of this Sublease to the contrary, the liabilities and obligations of Sublandlord under this Sublease shall be the liabilities of Sublandlord only, and shall not be the liabilities or obligations of any Affiliate of Sublandlord, or any present or future officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor, manager, investment manager or agent of Sublandlord (collectively, the “Other

Sublandlord Parties”), and in no event shall Sublandlord or Other Sublandlord Parties be liable for lost profits or other consequential damages. Any recourse by Subtenant for any breach or default of Sublandlord under this Sublease or with respect to any liability or obligation related thereto (or related to the Leased Premises or the Building in any way) shall be solely against Sublandlord and the assets of Sublandlord and, there shall be no recourse on account of any such breach or default (or with respect to any such liability or obligation) against any of the Other Sublandlord Parties. For purposes of this Section 12.5, “Affiliate” shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Google Inc. or the then Sublandlord under this Sublease., as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. The limitations of liability provided in this Section 12.5 are in addition to, and not in limitation of, any limitation of liability applicable to Sublandlord provided by law or in any other contract, agreement or instrument. Such exculpation of liability shall be absolute and without any exception whatsoever. The provisions of this Section 12.5 shall survive the termination of this Sublease.
12.6 Subtenant Exculpation. Notwithstanding any provision of this Sublease to the contrary, the liabilities and obligations of Subtenant under this Sublease shall be the liabilities of the Subtenant only, and shall not be the liabilities or obligations of any Affiliate of Subtenant, or any present or future officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor, manager, investment manager or agent of Subtenant (collectively, the “Other Subtenant Parties”), and in no event shall Subtenant or Other Subtenant Parties be liable for lost profits or other consequential damages, except in connection with a holding over by Subtenant (in which event, the terms and conditions of Section 18.2 below shall govern). Any recourse by Sublandlord for any breach or default of Subtenant under this Sublease or with respect to any liability or obligation related thereto (or related to the Leased Premises or the Building in any way) shall be solely against Subtenant and the assets of Subtenant and, there shall be no recourse on account of any such breach or default (or with respect to any such liability or obligation) against any of the Other Subtenant Parties. For purposes of this Section 12.6, “Affiliate” shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Juniper Networks, Inc. or the then Subtenant under this Sublease, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. The limitations of liability provided in this Section 12.6 are in addition to, and not in limitation of, any limitation of liability applicable to Subtenant provided by law or in any other contract, agreement or instrument. Such exculpation of liability shall be absolute and without any exception whatsoever, except as otherwise expressly provided in this Section 12.6. The provisions of this Section 12.6 shall survive the termination of this Sublease.
ARTICLE 13
CORPORATE AUTHORITY
BROKERS AND ENTIRE AGREEMENT
13.1 Corporate Authority. Each individual executing this Sublease on behalf of Subtenant represents and warrants that Subtenant is validly formed and duly authorized and existing, that Subtenant is qualified to do business in the State in which the Leased Premises are located, that Subtenant has the full right and legal authority to enter into this Sublease, and that he or she is duly authorized to execute and deliver this Sublease on behalf of Subtenant and bind Subtenant in accordance with its terms. Subtenant shall, within thirty (30) days after execution of this Sublease, deliver to Sublandlord a certified copy of the resolution of its board of directors authorizing or ratifying the execution of this Sublease and if Subtenant fails to do so, Sublandlord may at its sole election terminate this Sublease.
13.2 Brokerage Commissions. Subtenant represents, warrants and agrees that it has not had any dealings any real estate broker(s), leasing agent(s), finder(s) or salesmen, other than the Brokers (as named in Article 1) with respect to the lease by it of the Leased Premises pursuant to this Sublease, and that it will assume all obligations and responsibility with respect to the payment of Subtenant’s Broker, and that it will indemnify, defend with competent counsel, and hold Sublandlord harmless from any liability for the payment of any real estate brokerage commissions, leasing commissions or finder’s fees claimed by any other real estate broker(s), leasing agent(s), finder(s), or salesmen to be earned or due and payable by reason of Subtenant’s agreement or promise (implied or otherwise) to pay (or to have Sublandlord pay) such a commission or finder’s fee by reason of its leasing the Leased Premises pursuant to this Sublease. Sublandlord represents, warrants and agrees that it has not had any dealings any real estate broker(s), leasing agent(s), finder(s) or salesmen, other than the Brokers with respect to the lease by Subtenant of the Leased Premises pursuant to this Sublease, and that it will assume all obligations and responsibility with respect to the payment of Sublandlord’s Broker, and that it will indemnify, defend with competent counsel, and hold Subtenant harmless from any liability for the payment of any real estate brokerage commissions, leasing commissions or finder’s fees claimed by any other real estate broker(s), leasing agent(s), finder(s), or salesmen to be earned or due and payable by reason of Sublandlord’s agreement or promise (implied or otherwise) to pay (or to have Subtenant pay) such a commission or finder’s fee by reason of Subtenant’s leasing the Leased Premises pursuant to this Sublease.
13.3 Entire Agreement. This Sublease and the Exhibits (as described in Article 1), which Exhibits are by this reference incorporated herein, constitute the entire agreement between the parties, and there are no other agreements, understandings or representations between the parties relating to the lease by Sublandlord of the Leased Premises to Subtenant, except as expressed herein. No subsequent changes, modifications or additions to this Sublease shall be binding upon the parties unless in writing and signed by both Sublandlord and Subtenant and approved by Head Landlord.
13.4 Sublandlord’s Representations. Subtenant acknowledges that neither Sublandlord nor any of its agents, including counsel, made any representations or warranties respecting the Property, the Building or the Leased Premises, upon which Subtenant relied in entering into the Sublease. Subtenant further acknowledges that neither Sublandlord nor any of its agents made any representations as to: (i) whether the Leased Premises may be used for Subtenant’s intended use under existing Law, or (ii) the suitability of the Leased Premises for the conduct of Subtenant’s business, or (iii) the exact square footage of the Leased Premises, and that Subtenant relies solely upon its own investigations with respect to such matters. Subtenant expressly waives any and all claims for damage by reason of any statement, representation, warranty, promise or other agreement of Sublandlord or Sublandlord’s agent(s) (including counsel), if any, not contained in this Sublease or in any Exhibit attached hereto.
ARTICLE 14
OPTION TO EXTEND SUBLEASE EXPIRATION DATE
Sublandlord acknowledges and agrees that Subtenant shall have a one (1) time option (the “Expiration Extension Option”), mutually binding upon the parties upon exercise by written notice delivered to Sublandlord, to extend the Sublease Expiration Date (and surrender of the Leased Premises) pursuant to the terms and conditions of this Section 14.1. The Expiration Extension Option shall be exercised by Subtenant, if at all, by written notice of exercise delivered by Subtenant to Sublandlord prior to June 30, 2015, specifying Subtenant’s decision to extend the Sublease Expiration Date (and surrender the Leased Premises to Sublandlord) on any one of the following dates: July 31, 2016, August 31, 2016, September 30, 2016, October 31, 2016, November 30, 2016, or December 31, 2016. In the

event the Expiration Extension Option is timely and properly exercised by Subtenant, the Sublease Expiration Date shall be extended to the applicable date set forth in Subtenant’s notice to Sublandlord upon all of the terms and conditions contained in this Lease (except that the Base Monthly Rent for each month beyond June 30, 2016 shall be as set forth in the Base Monthly Rent schedule in Section 1.1 above). Upon the delivery of a written request by either party or request by Head Landlord, Sublandlord and Subtenant shall, subject to Head Landlord’s approval rights, enter into an amendment to this Sublease upon commercially reasonable terms describing the revised Sublease Expiration Date, which amendment shall (except for such revised Sublease Expiration Date) be upon all of the terms and conditions of this Sublease.
ARTICLE 15
HEAD LANDLORD CONSENT
Provided tenant named on the face of this Sublease or its Permitted Assignee is the Subtenant then Sublandlord and Subtenant agree that this Sublease shall be modified, amended and revised by the terms, covenants and conditions of a consent to sublease (“Consent Agreement”) by and among Head Landlord, Sublandlord and Subtenant. In all instances where Sublandlord shall incur third party consultant costs, fees or expenses, including legal fees, as a result of any action of Subtenant pursuant to enforcing any right or obligation or liability of Subtenant or Head Landlord pursuant to the Consent Agreement the Subtenant shall be fully responsible to reimburse any such Sublandlord costs, fees or expenses in circumstances where the Head Lease remains in full force and effect.
ARTICLE 16
TELEPHONE AND NETWORK CABLE SERVICE
16.1 Service Excluded. Notwithstanding any other provision of this Sublease to the contrary:
(a) So long as the Building is leased to Subtenant:
(i)    Sublandlord shall have no responsibility for providing to Subtenant any telephone equipment including wiring, within the Leased Premises or for providing telephone service or connections from the utility vendor to the Leased Premises; and
(ii)    Sublandlord makes no warranty as to the quality, continuity or availability of telecommunications services in the Building, and Subtenant hereby waives any claim against Sublandlord for any actual consequential damages (including damages for loss of business) in the event Subtenant’s telecommunications services in any way are interrupted, damaged or rendered less effective. Subtenant accepts any telephone equipment or cable in the Leased Premises in its “as-is” and “with all faults” condition, assumes the obligation described in (iii) below and accepts all damage and costs to repair the same. Subtenant shall be solely responsible for contracting with a reliable third party vendor to assume responsibility for the maintenance and repair thereof (which contract shall contain provisions requiring such vendor to inspect the system periodically (the frequency of such inspections to be determined by such vendor based on its experience and professional judgment), and requiring such vendor to meet local and federal requirements for telecommunications material and workmanship). Sublandlord shall not be liable to Subtenant and Subtenant waives all claims against Sublandlord whatsoever, whether for personal injury, property damage, loss of use of the Leased Premises, or otherwise, due to the interruption or failure of telephone and cable services to the Leased Premises. Subtenant hereby holds Sublandlord harmless and agrees to indemnify, protect and defend Sublandlord from and against any liability for any damage, loss or expense due to any failure or interruption of telephone and cable service to the Leased Premises for any reason.

(iii)    Prior to the expiration or earlier termination of this Sublease, Subtenant shall deliver all network cable and telephone cable as further described in Exhibit “E”. Subtenant shall have the right to use during the Sublease Term (as the same may be extend in accordance with the terms and conditions herein) telephone or network cable currently existing in the Leased Premises.
(b) At such time as the entirety of the Building is no longer leased to Subtenant, Sublandlord shall in its sole discretion have the right, by written notice to Subtenant, to elect on behalf of Head Landlord to assume limited responsibility for the intra-building network cable (“INC”) and upon such assumption of responsibility by Head Landlord, this subparagraph (b) shall apply prospectively.
(i)    Sublandlord shall arrange for Subtenant access to such quantity of pairs in the Building INC as is determined to be available by Head Landlord in its reasonable discretion. Subtenant’s access to the INC shall be solely by arrangements made by Subtenant, as Subtenant may elect, directly with the utility vendor or Head Landlord (or such vendor as Head Landlord may designate), and Subtenant shall pay all reasonable charges as may be imposed in connection therewith. The utility vendor’s charges shall be deemed to be reasonable. Subject to the foregoing, Sublandlord shall have no responsibility for providing to Subtenant any telephone equipment, including wiring, or other cable within the Leased Premises or for providing telephone service or connections from the utility vendor to the Leased Premises.
(ii)    Subtenant shall not alter, modify, add to or disturb any telephone wiring or cabling in the Leased Premises or elsewhere in the Building without the Sublandlord’s and Head Landlord’s prior written consent, which consent shall not be unreasonably withheld. Subtenant shall be liable to Sublandlord for any damage to the telephone wiring in the Building due to the act, negligent or otherwise, of Subtenant or any employee, contractor or other agents of Subtenant. Subtenant shall have no access to the telephone closets within the Building, except in the manner and under procedures established by Sublandlord or Head Landlord. Subtenant shall promptly notify Sublandlord of any actual or suspected failure of telephone service to the Leased Premises.
(iii)    All costs incurred by Sublandlord or Head Landlord for the installation, maintenance, repair and replacement of telephone wiring in the Building shall be a Property Operating Expense.
(iv)    Sublandlord makes no warranty as to the quality, continuity or availability of the telecommunications services or equipment, including wiring, in the Building, and Subtenant hereby waives any claim against Sublandlord for any actual or consequential damages (including damages for loss of business) in the event Subtenant’s telecommunications services in any way are interrupted, damaged or rendered less effective. Subtenant acknowledges that Head Landlord meets its duty of care to Subtenant with respect to the Building INC by contracting with a reliable third party vendor to assume responsibility for the maintenance and repair thereof (which contract shall contain provisions requiring such vendor to inspect the INC periodically (the frequency of such inspections to be determined by such vendor based on its experience and professional judgment), and requiring such vendor to meet local and federal requirements for telecommunications material and workmanship). Subject to the foregoing, Sublandlord shall not be liable to Subtenant and Subtenant waives all claims against Sublandlord whatsoever, whether for personal injury, property damage, loss of use of the Leased Premises, of otherwise, due to the interruption or failure of telephone services to the Leased Premises. Subtenant hereby holds Sublandlord harmless and agrees to indemnify, protect and defend Sublandlord from and against any liability for any damage, loss or expense due to any failure or interruption of telephone service to the Leased Premises for any reason. Subtenant agrees to obtain loss of rental insurance adequate to cover any damage, loss or expense occasioned by the interruption of telephone service.
ARTICLE 17

HEAD LEASE
17.1 Head Lease. Subtenant represents and warrants that the copy of the Head Lease (as such term is defined in the Recitals above) provided to Sublandlord or Sublandlord’s counsel by Subtenant or Subtenant’s counsel is a full and complete copy of the same, and that the Head Lease has not been modified or amended except as expressly set forth in the copy of the Head Lease or in documents to which Sublandlord is a party, including the Consent to Assignment and Third Amendment to Lease dated of even date herewith and the Consent Agreement (defined in Article 15 above). Sublandlord represents and warrants that it has been provided a copy of the Head Lease (as such term is defined in the Recitals above) and had the opportunity to review with Sublandlord’s counsel and is familiar with the terms, covenants and conditions of the same prior to entering into this Sublease. This Sublease and all of the rights of the parties hereunder, are subject and subordinate to all of the terms, covenants and conditions of the Head Lease. Each party agrees that it will not, by its act or omission to act, cause a default under the Head Lease.
17.2 Head Lease Covenants. Sublandlord agrees to perform all of the tenant covenants and obligations of the Head Lease which do not require for their performance possession of the Leased Premises and which are not otherwise to be performed by Subtenant on behalf of Sublandlord. To the extent applicable Sublandlord will perform all covenants and obligations of the Head Lease in respect of any Head Lease premises not forming part of the Leased Premises demised to Subtenant under this Sublease, as the same may be amended from time to time. Subtenant shall perform all affirmative covenants and obligations as set forth in this Sublease and refrain from performing any act which is prohibited by the negative covenants of this Sublease or the Head Lease. Where reasonably practicable the Subtenant agrees to use commercially reasonable efforts to perform affirmative covenants which are also covenants of the Sublandlord under the Head Lease at least two (2) business days prior to the date when Sublandlord’s performance is required under the Head Lease. Sublandlord shall have the right (subject to any reasonable Subtenant security measures) to enter the Premises to cure any default by Subtenant for its failure to act in accordance with this paragraph. Notwithstanding any of the Sublease covenants, Sublandlord shall not be required to provide any service or to perform any maintenance and repairs which Head Landlord is or may be required to provide or perform under the Head Lease. Sublandlord shall have no responsibility for or be liable to Subtenant for any default, failure or delay on the part of the Head Landlord in the performance or observance by Head Landlord of any of its obligations under the Head Lease, nor shall such default by Head Landlord affect this Sublease or waive or defer the performance of any of Subtenant’s obligations under this Sublease, including without limitation, the obligation to pay Rent. Subtenant acknowledges and agrees that any non-liability, release and indemnity or hold harmless provision in the Head Lease for the benefit of the Head Landlord shall be deemed to apply under this Sublease and inure to the benefit of both Sublandlord and Head Landlord.
17.3 Head Landlord. Subtenant expressly waives the provisions of any statute, ordinance or judicial decision, now or hereafter in effect, which would give Subtenant the right to make repairs at the expense of the Sublandlord, or to claim any actual or constructive eviction by virtue of any interruption in access, services or utilities to, or any failure to make repairs in or to, the Leased Premises, the Building, the Outside Areas and the Property. The Sublandlord and Subtenant do contemplate that the Head Landlord will perform Head Landlord’s obligations under the Head Lease and in the event of any default or failure of such performance by Head Landlord, the Sublandlord agrees that it will, upon notice from Subtenant, make demand upon Head Landlord within a reasonable period of time to perform its obligations under the Head Lease. Provided that tenant named on the face of this Sublease or its Permitted Assignee is tenant under this Sublease then Sublandlord agrees to use Subtenant’s third party consultants and/or attorneys reasonably approved by Sublandlord and prior to commencement of any action or legal action the Sublandlord and Subtenant shall contract with such third party consultants and/or attorneys with Subtenant being solely liable to pay the costs, fees and expenses of the third party consultants and/or attorneys upon commercially reasonable terms. In all other instances, prior to commencement of any action or legal action, Subtenant shall post in an escrow account a cash deposit in the amount of Sublandlord’s reasonable estimate of the costs, fees and expenses of Sublandlord's third party consultants and/or attorneys upon commercially reasonably terms for payment for the services of such consultants and/or attorneys, and provided that Subtenant agrees in writing to the payment of all such costs and expenses related to the same (including all legal fees), the Sublandlord agrees upon deposit of such monies and written agreement to take appropriate legal action in the name of Sublandlord with counsel reasonably selected by Sublandlord and reasonably approved by Subtenant against the Head Landlord to enforce the terms and conditions of the Head Lease.
17.4 Head Landlord Consent or Approval. If Subtenant desires to take any action which requires the consent of the Head Landlord under the terms of the Head Lease or Head Landlord’s consent to this Sublease, then in all instances the following shall apply: (a) Sublandlord, independently, shall have the same rights of consent or approval or withholding consent or disapproval as the Head Landlord has under the Head Lease; (b) except as set forth in this Sublease, Subtenant shall not take any such action until it obtains the consent of both the Sublandlord and the Head Landlord; and (c) except as set forth in this Sublease, Subtenant shall request that Sublandlord request the Head Landlord’s consent on Subtenant’s behalf and Sublandlord shall use reasonable efforts to obtain such consent. Subtenant shall pay all costs incurred by Sublandlord in seeking or procuring Head Landlord’s consent. Any approval or consent required of Sublandlord conclusively shall be deemed reasonably withheld if approval or consent also is required of Head Landlord and Head Landlord’s approval or consent is not given or deemed given; provided that, if Head Landlord’s consent is deemed given under the terms of the Head Lease, and Head Landlord thereafter contests that such consent was deemed given, then Subtenant shall indemnify, defend and hold harmless Sublandlord from and against any claims made or legal actions filed or threatened against Sublandlord by Head Landlord with respect to such deemed consent; and further provided that, nothing contained herein shall prohibit Subtenant, at Subtenant’s sole cost and expense, proceeding with a dispute to challenge any failure by Head Landlord to give Head Landlord’s approval or consent. This Sublease and the obligations of the parties hereunder are expressly conditioned upon the Sublandlord and the Subtenant obtaining prior written consent of the Head Landlord to the terms and conditions as set forth herein. The Sublandlord will use reasonable efforts upon mutual execution of this Sublease to seek from the Head Landlord consent to this Sublease. Subtenant agrees to promptly deliver to Sublandlord any information reasonably requested by the Head Landlord (in connection with the Head Landlord’s consent to this Sublease). Sublandlord and Subtenant agree to enter in commercially reasonable form of consent to lease document requested by the Head Landlord as a condition of the Head Landlord’s approval and consent to this Sublease. Where the approval of Head Landlord cannot reasonably be obtained by Sublandlord within one hundred twenty (120) days of the date of mutual execution of this Sublease the Sublandlord and Subtenant shall have the right on written notice to the other party to immediately terminate this Sublease as of the date of delivery of such written notice, whereupon each party shall be immediately released from any and all obligations and liabilities under this Sublease; provided, however, Sublandlord and Subtenant agree to work ‘in good faith’ to satisfy any reasonable Head Landlord conditions to this Sublease and such one hundred twenty (120) day period shall be extended for a period of not more than ninety (90) days where the Sublandlord is actively participating in ‘good faith’ discussion or negotiations with Subtenant in order to effect the satisfaction of Head Landlord conditions.
17.5 Head Lease Termination. Sublandlord agrees that it will not agree to any amendment to the Head Lease which materially adversely affects the Subtenant’s occupancy of the Leased Premises unless the Sublandlord has first obtained the written consent of the Subtenant to such amendment. However, it is expressly agreed between Sublandlord and Subtenant that: (a) if without fault of the Sublandlord the Head Lease should terminate prior to the expiration date of this Sublease, the Sublandlord shall have no liability to Subtenant; and (b) to the extent that the Head Lease grants Sublandlord any discretionary right to terminate the Head Lease, whether due to casualty, condemnation or otherwise, Sublandlord shall be entitled to exercise or not exercise such right in its sole and absolute discretion; provided, however, Sublandlord acknowledges and agrees that, where

Head Landlord consents to the recognition of Subtenant’s occupancy following a termination of the Head Lease upon either the terms and conditions of the Head Lease, or the terms and conditions of this Sublease for the balance of the Sublease Term, Sublandlord shall consent to the same.
17.6 Encumbering Title. Subtenant shall not do any action which in any way encumbers the title of the Head Landlord’s ownership interest in and to the Building or the Property nor shall the interest or the estate of Head Landlord or Sublandlord’s leasehold interest be in any way subject to any claim by way of recorded lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by the Subtenant, or by reason of any other act or omission of Subtenant. Any claim to, or lien upon, the Leased Premises, or Building, or the Property arising from any act or omission of Subtenant shall be subject to the terms, covenant and condition set forth in Section 6.4 above and shall accrue against the leasehold estate of Subtenant and shall be subject and subordinate to the paramount title and rights of the Head Landlord in and to the Building and the Property and the interest of Sublandlord in the Head Lease.
17.7 No Amendment Or Waiver. Sublandlord and Subtenant hereby agree, for the benefit of Head Landlord, that this Sublease and Head Landlord’s approval hereto shall not: (a) be deemed to have amended the Head Lease in any regard (unless Head Landlord shall have expressly agreed in writing to such amendment); or (b) be construed as a waiver of Head Landlord's right to consent to any assignment of the Head Lease by Sublandlord, or as a waiver of Head Landlord’s right to consent to any assignment by Subtenant of this Sublease or any sub-subletting of the Leased Premises, or any part thereof.
ARTICLE 18
GENERAL PROVISIONS
18.1 Taxes On Subtenant’s Property. Subtenant shall pay before delinquency any and all taxes, assessments, license fees, use fees, permit fees and public charges of whatever nature or description levied, assessed or imposed against Subtenant or Sublandlord by a governmental agency arising out of, caused by reason of, or based upon Subtenant’s leasehold estate in this Sublease, Subtenant’s ownership of property, improvements made by Subtenant to the Leased Premises or the Outside Areas, improvements made by Sublandlord or Head Landlord for Subtenant’s use within the Leased Premises or the Outside Areas, Subtenant’s use (or estimated use) of public facilities or services or Subtenant’s consumption (or estimated consumption) of public utilities, energy, water or other resources (collectively, “Subtenant’s Interest”). Upon demand by Sublandlord, Subtenant shall furnish Sublandlord with satisfactory evidence of these payments. If any such taxes, assessments, fees or public charges are levied against Sublandlord, Sublandlord’s property, the Building or the Property, or if the assessed value of the Building or the Property is increased by the inclusion therein of a value placed upon Subtenant’s Interest, regardless of the validity thereof, Sublandlord shall have the right to require Subtenant to pay such taxes, and if not paid and satisfactory evidence of payment delivered to Sublandlord at least ten days prior to delinquency, then Sublandlord shall have the right to pay such taxes on Subtenant’s behalf and to invoice Subtenant for the same. Subtenant shall, within the earlier to occur of (a) thirty (30) days of the date it receives an invoice from Sublandlord setting forth the amount of such taxes, assessments, fees, or public charge so levied, or (b) the due date of such invoice, pay to Sublandlord, as Additional Rent, the amount set forth in such invoice. Failure by Subtenant to pay the amount so invoiced within such time period shall be conclusively deemed a default by Subtenant under this Sublease. Subtenant shall have the right to bring suit in any court of competent jurisdiction to recover from the taxing authority the amount of any such taxes, assessments, fees or public charges so paid.
18.2 Holding Over. This Sublease shall terminate without further notice on the Sublease Expiration Date (as set forth in Article 1). Any holding over by Subtenant after expiration of the Sublease Term shall neither constitute a renewal nor extension of this Sublease nor give Subtenant any rights in or to the Leased Premises except as expressly provided in this Section 18.2. Any such holding over to which Sublandlord and Head Landlord have consented to in writing shall be construed to be a tenancy from month to month, on the same terms and conditions herein specified insofar as applicable, except that the Base Monthly Rent shall be increased for the first two (2) months of such holding over to an amount equal to one hundred fifty percent (150%) of the Base Monthly Rent payable during the last full month immediately preceding such holding over and thereafter the Base Monthly Rent shall be increased for the remainder of such holding over to an amount equal to two hundred percent (200%) of the Base Monthly Rent payable during the last full month immediately preceding such holding over. Subtenant acknowledges and agrees that if Subtenant holds over without Sublandlord’s consent, such holding over may compromise or otherwise affect Sublandlord’s ability to recapture the Leased Premises for Sublandlord’s use, including, without limitation, entering into new leases with prospective subtenants regarding the Leased Premises due to be surrendered by Subtenant. Therefore, if Subtenant fails to surrender the Leased Premises within thirty (30) days of the Sublease Expiration Date, then, in addition to the increased Base Monthly Rent and other amounts due under this Sublease accruing therefrom, Subtenant shall be liable for any claims for lost profits or other consequential damages of Sublandlord resulting from Subtenant holding over in the Leased Premises or any portion thereof; and Subtenant shall protect, defend, indemnify and hold Sublandlord harmless from and against all claims resulting from such failure, including, without limiting the foregoing, any claims made by Sublandlord or any succeeding subtenant founded upon such failure to surrender, and any losses suffered by Sublandlord, including lost profits, or consequential damages resulting from such failure to surrender.
18.3 Subordination To Mortgages. This Sublease is subject to and subordinate to all ground leases, mortgages and deeds of trust which affect the Building or the Property and which are of public record as of the Effective Date of this Sublease, and to all renewals, modifications, consolidations, replacements and extensions thereof. However, if the Head Landlord under the Head Lease or any lender holding any such mortgage or deed of trust shall advise Sublandlord that it desires or requires this Sublease to be made prior and superior thereto, then, upon written request of Sublandlord to Subtenant, Subtenant shall promptly execute, acknowledge and deliver any and all customary or reasonable documents or instruments which Sublandlord and Head Landlord or such lender deems necessary or desirable to make this Sublease prior thereto. Subtenant hereby consents to Head Landlord’s ground leasing the land underlying the Building or the Property and/or encumbering the Building or the Property as security for future loans on such terms as Head Landlord shall desire, all of which future ground leases, mortgages or deeds of trust shall be subject to and subordinate to this Sublease. However, if any lessor under any such future ground lease or any lender holding such future mortgage or deed of trust shall desire or require that this Sublease be made subject to and subordinate to such future ground lease, mortgage or deed of trust, then Subtenant agrees, within ten (10) days after Sublandlord’s written request therefor, to execute, acknowledge and deliver to Sublandlord and Head Landlord any and all documents or instruments reasonably requested by Sublandlord, Head Landlord or by such lessor or lender as may be necessary or proper to assure the subordination of this Sublease to such future ground lease, mortgage or deed of trust, but only if such lessor or lender agrees to recognize Sublandlord’s rights under the Head Lease and agrees not to disturb Sublandlord’s quiet possession of the Leased Premises so long as Sublandlord is not in default under the Head Lease. If Head Landlord assigns the Head Lease as security for a loan, Subtenant agrees to execute such documents as are reasonably requested by the lender and to provide reasonable provisions in this Sublease protecting such lender’s security interest which are customarily required by institutional lenders making loans secured by a deed of trust provided that such documents do not materially increase Subtenant’s obligations under this Sublease.
18.4 Subtenant’s Attornment Upon Foreclosure. Subtenant shall, upon request, attorn (i) to any purchaser of the Building or the Property at any foreclosure sale or private sale conducted pursuant to any security instruments encumbering the Building or the Property, (ii) to any grantee or transferee designated in any deed given in lieu of foreclosure of any security interest encumbering the Building or the Property, or (iii) to the lessor under an underlying ground lease of the land underlying the

Building or the Property, should such ground lease be terminated; provided that such purchaser, grantee or lessor recognizes Subtenant’s rights under this Sublease.
18.5 Mortgagee Protection. In the event of any default on the part of Sublandlord, Subtenant will give notice by registered mail to any Lender or lessor under any underlying ground lease who shall have requested, in writing, to Subtenant that it be provided with such notice, and Subtenant shall offer such Lender or lessor a reasonable opportunity to cure the default, including time to obtain possession of the Leased Premises by power of sale or judicial foreclosure or other appropriate legal proceedings if reasonably necessary to effect a cure.
18.6 Estoppel Certificate. Subtenant will, following any request by Head Landlord or Sublandlord, promptly execute and deliver to Head Landlord an estoppel certificate substantially in form attached as Exhibit “D”, (i) certifying that this Sublease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Sublease, as so modified, is in full force and effect, (ii) stating the date to which the rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to Subtenant’s knowledge, any uncured defaults on the part of Sublandlord hereunder, or specifying such defaults if any are claimed, and (iv) certifying such other information about this Sublease as may be reasonably requested by Sublandlord, Head Landlord’s Lender or prospective lenders, investors or purchasers of the Building or the Property. Subtenant’s failure to execute and deliver such estoppel certificate within ten (10) days after request therefor by Head Landlord pursuant to the terms of the Head Lease, which failure continues for five (5) business days after Subtenant’s receipt of a second notice from Head Landlord and or Sublandlord to execute an estoppel certificate for the benefit of Head Landlord, shall be a material default by Subtenant under this Sublease, and Sublandlord shall have all of the rights and remedies available to Sublandlord as Sublandlord would otherwise have in the case of any other material default by Subtenant, including the right to terminate this Sublease and sue for damages proximately caused thereby, it being agreed and understood by Subtenant that Subtenant’s failure to so deliver such estoppel certificate in a timely manner could result in Sublandlord or Head Landlord being unable to perform committed obligations to other third parties which were made by them in reliance upon this covenant of Subtenant. Sublandlord and Subtenant intend that any statement delivered pursuant to this paragraph may be relied upon by any Lender or purchaser or prospective Lender or purchaser of the Building, the Property, or any interest in them.
18.7 Subtenant’s Financial Information. Subtenant shall, within ten (10) business days after Sublandlord’s request therefor, deliver to Sublandlord a copy of Subtenant’s (and any guarantor’s) current financial statements (including a balance sheet, income statement and statement of cash flow, all prepared in accordance with generally accepted accounting principles) and any such other information reasonably requested by Sublandlord regarding Subtenant’s financial condition. Sublandlord shall be entitled to disclose such financial statements or other information to Head Landlord and its Lender, to any present or prospective principal of or investor in Head Landlord, or to any prospective Lender or purchaser of the Building, the Property, or any portion thereof or interest therein. Any such financial statement or other information which is marked “confidential” or “company secrets” (or is otherwise similarly marked by Subtenant) shall be confidential and shall not be disclosed by Sublandlord to any third party except as specifically provided in this paragraph and then only if the person to whom disclosure is made first agrees to be bound by the requirements of this Section unless the same becomes a part of the public domain without the fault of Sublandlord.
18.8 Transfer By Sublandlord. Sublandlord and its successors-in-interest shall have the right to transfer their leasehold interest, or any portion thereof at any time and to any person or entity. In the event of any such transfer, the Sublandlord originally named herein (and in the case of any subsequent transfer, the transferor), from the date of such transfer, (i) shall be automatically relieved, without any further act by any person or entity, of all liability for the performance of the obligations of the Sublandlord hereunder which may accrue after the date of such transfer so long as the transferee has agreed to assume and perform all such obligations which may accrue after the date of such transfer and (ii) shall be relieved of all liability for the performance of the obligations of the Sublandlord hereunder which have accrued before the date of transfer if its transferee agrees to assume and perform all such prior obligations of the Sublandlord hereunder. Subtenant agrees that it shall attorn to any such transferee upon such transfer. After the date of any such transfer, the term “Sublandlord” as used herein shall mean the transferee of such leasehold interest.
18.9 Force Majeure. The obligations of each of the parties under this Sublease (other than the obligations to pay money) shall be temporarily excused if such party is prevented or delayed in performing such obligations by reason of any strikes, lockouts or labor disputes; government restrictions, regulations, controls, action or inaction; civil commotion; or extraordinary weather, fire or other acts of God.
18.10 Notices. Any notice required or permitted to be given under this Sublease shall be in writing and (i) personally delivered, (ii) sent by United States mail, registered or certified mail, postage prepaid, return receipt requested, (iii) sent by Federal Express or similar nationally recognized overnight courier service, or (iv) transmitted by facsimile with a hard copy sent within one (1) business day by any of the foregoing means, and in all cases addressed as follows, and such notice shall be deemed to have been given upon the date of actual receipt or delivery (or refusal to accept delivery) at the address specified below (or such other addresses as may be specified by notice in the foregoing manner) as indicated on the return receipt or air bill:

If to Subtenant :	Juniper Networks, Inc. 1133 Innovation Way Building A Sunnyvale California 94089 Attention: Sr. Director REWS

With a copy to:	Juniper Networks, Inc. 1133 Innovation Way Building A Sunnyvale California 94089 Attention: General Counsel
With a copy of default notices to:
Reed Smith LLP
101 Second Street
Suite 1800
San Francisco
California 94105
Attention: Simon T. Adams Esq.

If to Sublandlord:	Google Inc. 1600 Amphitheatre Parkway Mountain View California 94043 Attention: General Counsel

With a copy to:	Google Inc. 1600 Amphitheatre Parkway Mountain View

California 94043
Attention: Legal Department / RE Matters

With a copy to:	Allen Matkins Leck Gamble Mallory & Natsis LLP Three Embarcadero Center, 12th Floor San Francisco, California 94111-4074 Attention: Lee A. Edlund, Esq.
Any notice given in accordance with the foregoing shall be deemed received upon actual receipt or refusal to accept delivery.
18.11 Attorneys’ Fees. In the event any party shall bring any action, arbitration proceeding or legal proceeding alleging a breach of any provision of this Sublease, to recover rent, to terminate this Sublease, or to enforce, protect, determine or establish any term or covenant of this Sublease or rights or duties hereunder of either party, the prevailing party shall be entitled to recover from the non-prevailing party as a part of such action or proceeding, or in a separate action for that purpose brought within one year from the determination of such proceeding, reasonable attorneys’ fees, expert witness fees, court costs and other reasonable expenses incurred by the prevailing party.
18.12 Definitions. Any term that is given a special meaning by any provision in this Sublease shall, unless otherwise specifically stated, have such meaning wherever used in this Sublease or in any Exhibit or amendment hereto. In addition to the terms defined in Article 1, the following terms shall have the following meanings:
(a) The term “Real Property Tax” or “Real Property Taxes” shall each mean the sum of Subtenant’s Property Share (as to the land component of the Property) and Subtenant’s Expense Share (as to the Building and other improvements in the Outside Areas) of (i) all taxes, assessments, levies and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all instruments of principal and interest required to pay any general or special assessments for public improvements and any increases resulting from reassessments caused by any change in ownership or new construction), now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed for whatever reason against the Property or any portion thereof, or Head Landlord’s interest therein, or the fixtures, equipment and other property of Head Landlord that is an integral part of the Property and located thereon, or Head Landlord’s business of owning, leasing or managing the Property or the gross receipts, income or rentals from the Property, (ii) all charges, levies or fees imposed by any governmental authority against Head Landlord by reason of or based upon the use of or number of parking spaces within the Property, the amount of public services or public utilities used or consumed (e.g. water, gas, electricity, sewage or waste water disposal) at the Property, the number of person employed by tenants of the Property, the size (whether measured in area, volume, number of tenants or whatever) or the value of the Property, or the type of use or uses conducted within the Property, and all costs and fees (including attorneys’ fees) reasonably incurred by Head Landlord in contesting any Real Property Tax and in negotiating with public authorities as to any Real Property Tax. If, at any time during the Sublease Term, the taxation or assessment of the Property prevailing as of the Effective Date of this Sublease shall be altered so that in lieu of or in addition to any the Real Property Tax described above there shall be levied, awarded or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate, substitute, or additional use or charge (i) on the value, size, use or occupancy of the Property or Head Landlord’s interest therein or (ii) on or measured by the gross receipts, income or rentals from the Property, or on Head Landlord’s business of owning, leasing or managing the Property or (iii) computed in any manner with respect to the operation of the Property, then any such tax or charge, however designated, shall be included within the meaning of the terms “Real Property Tax” or “Real Property Taxes” for purposes of this Sublease. If any Real Property Tax is partly based upon property or rents unrelated to the Property, then only that part of such Real Property Tax that is fairly allocable to the Property shall be included within the meaning of the terms “Real Property Tax” or “Real Property Taxes.” Notwithstanding the foregoing, the terms “Real Property Tax” or “Real Property Taxes” shall not include estate, inheritance, transfer, gift or franchise taxes of Head Landlord or the federal or state income tax imposed on Head Landlord’s income from all sources.
(b) The term “Sublandlord’s Insurance Costs” shall mean Subtenant’s Expense Share of the costs to Head Landlord to carry and maintain the policies of fire and property damage insurance for the Building and Subtenant’s Property Share of the costs to Head Landlord to carry and maintain the policies of fire and property damage insurance on the Property and general liability and any other insurance required or permitted to be carried by Head Landlord pursuant to the Head Lease, together with any deductible amounts paid by Head Landlord upon the occurrence of any insured casualty or loss. Any deductible amount in excess of twenty five (25%) of the total casualty shall be amortized over the useful life of the repair or replacement required to restore the Property after such casualty, and the amortized portion shall be included on a monthly basis in Sublandlord’s Insurance Costs.
(c) The term “Property Maintenance Costs” shall mean Subtenant’s Property Share of all costs and expenses (except Head Landlord’s Insurance Costs and Real Property Taxes) paid or incurred by Head Landlord in protecting, operating, maintaining, repairing and preserving the Property and all parts thereof, including without limitation, (i) market rate professional management fees of no more than two percent (2%) of Base Monthly Rent, (ii) the amortizing portion of any costs incurred by Head Landlord in the making of any modifications, alterations or improvements required by any governmental authority, which are so amortized during the Head Lease term, (iii) any and all on-going operation or maintenance costs imposed on the Property by or through any development agreement, use permit, site development agreement, traffic mitigation plan, entitlement, or Private Restrictions (including but not limited to shuttle and emergency transportation), and (iv) such other costs as may be paid or incurred with respect to operating, maintaining, and preserving the Property, repairing and resurfacing paved areas, and repairing and replacing, when necessary, electrical, plumbing, heating, ventilating and air conditioning systems serving the Building, provided that the cost of any capital improvement shall be amortized over the useful life of such improvement and the amortizing portion of the cost shall be included in Property Maintenance Costs. If any costs and expenses are partly based upon property or rents unrelated to the Property, then only that part of such Property Maintenance Costs that is fairly allocable to the Property shall be included within the meaning of the terms “Property Maintenance Costs.” Notwithstanding the foregoing provisions of this Section, the following are specifically excluded from the definition of Property Maintenance Costs and Subtenant shall have no obligation to pay directly or reimburse Sublandlord or Head Landlord for all or any portion of the following except to the extent any of the foregoing are caused by the actions or inactions of Subtenant, or result from the failure of Subtenant to comply with the terms of the Sublease: (a) costs of development or construction on the Property (other than on-going operation or maintenance costs as set forth in (iii) above); (b) the costs to repair or replace the structural portions of the Building or other buildings on the Property, including, without limitation, the foundation, footings, roof structure, roof screens, roof screen penetrations, and load bearing and exterior walls of the Building or any other building located on the Property; (c) depreciation, amortization or other expense reserves; (d) interest, charges and fees incurred on debt, payments on mortgages and rent under ground leases; (e) costs and expenses for which Subtenant reimburses Sublandlord or Head Landlord directly or which Subtenant pays directly to a third person or costs for which Head Landlord has a right of reimbursement from others; (f) costs occasioned by the active negligence or willful misconduct of Head Landlord or any other occupant of the Property or violations of Law by Head Landlord or any other occupant of the Property or violations of Law by Head Landlord or any other occupant of the Property; (g) or costs to correct any construction defect in the Leased Premises, the Building or the Property; or (h) capital costs incurred by Head Landlord to bring the Building or the Property in to compliance with the “Use Permit” (as such term is defined in Head Lease), any CC&R’s, underwriter’s requirements, or Laws applicable to the Leased Premises, the Building or the Property

at the time the building permit for the “Base Building” (as such term is defined in the Head Lease) was issued.
(d) The term “Property Operating Expenses” shall mean and include all Real Property Taxes; plus all Sublandlord’s Insurance Costs, plus all Property Maintenance Costs.
(e) The term “Law” shall mean any judicial decisions and any statute, constitution, ordinance, resolution, regulation, rule, administrative order, or other requirements of any municipal, county, state, federal, or other governmental agency or authority having jurisdiction over the parties to this Sublease, the Leased Premises, the Building, the Outside Areas or the Property, or any of them, in effect either at the Effective Date of this Sublease or at any time during the Sublease Term, including, without limitation, any regulation, order, or policy of any quasi-official entity or body (e.g. a board of fire examiners or a public utility or special district).
(f) The term “Lender” shall mean the holder of any promissory note or other evidence of indebtedness secured by the Property or any portion thereof.
(g) The term “Private Restrictions” shall mean (as they may exist from time to time) any and all covenants, conditions and restrictions, private agreements, easements, and any other recorded documents or instruments affecting the use of the Property, the Building, the Leased Premises, or the Outside Areas.
(h) The term “Rent” shall mean collectively Base Monthly Rent and all Additional Rent.
18.13 General Waivers. One party’s consent to or approval of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the first party’s consent to or approval of any subsequent similar act by the other party. No waiver of any provision hereof, or any waiver of any breach of any provision hereof, shall be effective unless in writing and signed by the waiving party. The receipt by Sublandlord of any rent or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach. No waiver of any provision of this Sublease shall be deemed a continuing waiver unless such waiver specifically states so in writing and is signed by both Sublandlord and Subtenant. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by, the other party under this Sublease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Sublease shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.
18.14 Miscellaneous. Should any provisions of this Sublease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provisions hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Sublease in which time of performance is a factor. Any copy of this Sublease which is executed by the parties shall be deemed an original for all purposes. This Sublease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Sublandlord and Subtenant. The term “party” shall mean Sublandlord or Subtenant as the context implies. If Subtenant consists of more than one person or entity, then all members of Subtenant shall be jointly and severally liable hereunder. This Sublease shall be construed and enforced in accordance with the Laws of the State in which the Leased Premises are located. The captions in this Sublease are for convenience only and shall not be construed in the construction or interpretation of any provision hereof. When the context of this Sublease requires, the neuter gender includes the masculine, the feminine, a partnership, corporation, limited liability company, joint venture, or other form of business entity, and the singular includes the plural. The terms “must,” “shall,” “will,” and “agree” are mandatory. The term “may” is permissive. When a party is required to do something by this Sublease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. Where Head Landlord’s consent is required hereunder, the consent of any Lender may also be required. Sublandlord and Subtenant shall both be deemed to have drafted this Sublease, and the rule of construction that a document is to be construed against the drafting party shall not be employed in the construction or interpretation of this Sublease. Where Subtenant is obligated not to perform any act or is not permitted to perform any act, Subtenant is also obligated to restrain any others reasonably within its control, including employees, agents, invitees, contractors, and subcontractors from performing such act. Sublandlord shall not become or be deemed a partner or a joint venturer with Subtenant by reason of any of the provisions of this Sublease.
18.15 Cooperation. Notwithstanding anything to the contrary contained herein, Subtenant consents to and agrees to fully cooperate with Sublandlord and Head Landlord and their respective officers, directors, employees, agents and contractors in Sublandlord’s efforts, if any, to give effect to the terms of this Sublease. Sublandlord’s efforts may include, without limitation, cooperation with requests made by Head Landlord, the restriping or reconfiguration of the parking areas, signage and application for permits and other approvals at the Property and all reasonable actions of the Head Landlord to ensure the maintenance and repair of the Building and Outside Areas. Subtenant agrees to execute such documents and take such actions as reasonably necessary to assist Sublandlord and Head Landlord with such efforts and actions. Subtenant agrees that such efforts and actions of Sublandlord and Head Landlord shall not constitute constructive eviction of Subtenant from the Leased Premises, or the Building.
18.16 Confidentiality. Sublandlord and Subtenant agree that the terms of this Sublease shall be kept strictly confidential. Neither Sublandlord nor Subtenant shall divulge the terms of this Sublease to any person other than such party’s officers, directors, employees, attorneys, accountants, consultants and/or real estate brokers, and/or current or prospective assignees, subtenants, master landlords, lenders or purchasers, in each instance who have a need to know any such terms and who agree to keep such information confidential. Notwithstanding the foregoing, the terms of this Sublease may be disclosed, without any liability whatsoever for such disclosures to any government entity, agency or any other person whom disclosure is required by law or by regulatory or judicial process, including in connection with enforcing the terms of this Sublease or disclosures and filings made to the U.S. Securities and Exchange Commission as a publically traded company with stock registered on a nationally recognized stock exchange.
18.17 Subtenant’s Costs Of Sublease. Subtenant agrees to be responsible for (and to reimburse Head Landlord in a timely manner) the fees due to Head Landlord pursuant to the terms and conditions of the Head Lease for consent to this Sublease.
18.18 CASp Inspection.     For purposes of Section 1938 of the California Civil Code, Sublandlord hereby discloses to Subtenant and Subtenant hereby acknowledges and agrees that the Leased Premises has not undergone inspection by a Certified Access Specialist (“CASp”).
18.19 Energy Disclosure Requirements.
(a) Nonresidential Building Energy Use Disclosure Requirement Compliance. Subtenant hereby acknowledges that Sublandlord may be required to disclose certain information concerning the energy performance of the Building pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the "Energy Disclosure Requirements"); however, Subtenant has been occupying the Building pursuant to the Head Lease, which Subtenant has assigned to Sublandlord concurrently herewith. Accordingly, Subtenant, and not Sublandlord, is in the best position to have the information necessary to make the required disclosures. Accordingly, Subtenant hereby agrees to make all such disclosures on behalf of Sublandlord and, accordingly, Subtenant acknowledges prior receipt of the Data Verification Checklist, as defined in the Energy Disclosure Requirements (the "Energy Disclosure Information"),

and agrees that Sublandlord has timely complied in full with Sublandlord's obligations under the Energy Disclosure Requirements. Subtenant acknowledges and agrees that (i) Sublandlord makes no representation or warranty regarding the energy performance of the Building or the accuracy or completeness of the Energy Disclosure Information, (ii) the Energy Disclosure Information is for the current occupancy and use of the Building and that the energy performance of the Building may vary depending on future occupancy and/or use of the Building, and (iii) Sublandlord shall have no liability to Subtenant for any errors or omissions in the Energy Disclosure Information. If and to the extent not prohibited by applicable laws, Subtenant hereby waives any right Subtenant may have to receive the Energy Disclosure Information, including, without limitation, any right Subtenant may have to terminate this Sublease as a result of Sublandlord's failure to disclose such information. Further, Subtenant hereby releases Sublandlord from any and all losses, costs, damages, expenses and/or liabilities relating to, arising out of and/or resulting from the Energy Disclosure Requirements, including, without limitation, any liabilities arising as a result of Sublandlord's failure to disclose the Energy Disclosure Information to Subtenant prior to the execution of this Sublease. Subtenant's acknowledgment of the "as-is" condition of the Leased Premises pursuant to the terms of this Sublease shall be deemed to include the energy performance of the Building.
(b) Subtenant’s Cooperation with Future Energy Use Disclosures by Sublandlord and Head Landlord. Subtenant acknowledges that, pursuant to the Energy Disclosure Requirements, Sublandlord and/or Head Landlord may be required in the future to disclose information concerning Subtenant's energy usage to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building ("Subtenant Energy Use Disclosure"). Subtenant shall cooperate with Sublandlord and Head Landlord with respect to any Subtenant Energy Use Disclosure. Without limiting the generality of the foregoing, Subtenant shall, within ten (10) days following request from Sublandlord or Head Landlord, disclose to Sublandlord and Head Landlord all information requested by Sublandlord and Head Landlord in connection with such Subtenant Energy Use Disclosure, including, but not limited to, the amount of power or other utilities consumed within the Leased Premises for which the meters for such utilities are in Subtenant's name, the number of employees working within the Leased Premises, the operating hours for Subtenant's business in the Leased Premises, and the type and number of equipment operated by Subtenant in the Leased Premises. Subtenant acknowledges that this information shall be provided on a non-confidential basis and may be provided by Sublandlord and/or Head Landlord to the applicable utility providers, the California Energy Commission (and other governmental entities having jurisdiction with respect to the Energy Disclosure Requirements), and any third parties to whom Sublandlord or Head Landlord is required to make any Subtenant Energy Use Disclosure. Subtenant hereby (A) consents to all such Subtenant Energy Use Disclosures, and (B) acknowledges that Sublandlord shall not be required to notify Subtenant of any Subtenant Energy Use Disclosure. Subtenant agrees that none of the Other Sublandlord Parties shall be liable for, and Subtenant hereby releases the Other Sublandlord Parties from, any and all loss, cost, damage, expense and liability relating to, arising out of and/or resulting from any Subtenant Energy Use Disclosure. In addition, Subtenant represents to Sublandlord that any and all information provided by Subtenant to Sublandlord or Head Landlord pursuant to this Section 18.19(b) shall be, to the best of Subtenant's knowledge, true and correct in all material respects, Subtenant acknowledges that Sublandlord and Head Landlord shall rely on such information, and Subtenant shall indemnify, defend and hold harmless Sublandlord and the Other Sublandlord Parties from and against all claims, demands, liabilities, damages, losses, costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in connection with or arising from any breach of the foregoing representation and/or Subtenant's failure to timely provide any information requested by Sublandlord or Head Landlord pursuant to this Section 18.19(b). The terms of this Section 18.19 shall survive the expiration or earlier termination of this Sublease.

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the respective dates below set forth with the intent to be legally bound thereby as of the Effective Date of this Sublease first above set forth.

SUBTENANT:

Juniper Networks, Inc.,
a Delaware corporation
By:	/s/ Mitchell L. Gaynor
Name:	Mitchell L. Gaynor
Title:	Executive Vice President
Date:

By:
Name:
Title:
Date:

SUBLANDLORD:

Google Inc.,
a Delaware corporation
By:	/s/ David Radcliffe
Name:	David Radcliffe
Title:	V.P. Real Estate
Date:	8/18/14

EXHIBIT “A”
SITE PLAN

MATHILDA AVENUE
(A PUBLIC STREET)
BLDG. 3
BLDG. 1
BLDG. 3
5TH AVENUE
1194 Mathilda Ave
Parking Area
PROJECT NORTH

RMW
architecture & interiors
vision
function
space
culture
ideas
experience
listen
build
speak
learn

40 South Market Street
San Jose, CA 95113

Tel 408.294.8000
Fax 408.294.1747
www.rmw.com

JUNIPER NETWORKS

approved for the owner by :

approved for the architect by :

issue : description : date :

drawn by : – plot date : –

checked by : –

stamp

scale : 1" = 40'-0"

project number : -

# REFERENCE SITE PLAN

sheet no. :

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A-1

EXHIBIT “B”
LEASED PREMISES

EXHIBIT “C”
SUBLEASE COMMENCEMENT DATE CERTIFICATE
This Sublease Commencement Date Certificate is entered into by Sublandlord and Subtenant pursuant to the terms of the Sublease.

1.	(a) Sublandlord: Google Inc. (b) Subtenant: Juniper Networks, Inc. (c) Sublease: Sublease dated August 18, 2014 (d) Leased Premises: 1194 N. Mathilda Avenue, Sunnyvale, California.

2.	CONFIRMATION OF SUBLEASE COMMENCEMENT
Sublandlord and Subtenant confirm that the Sublease Commencement Date is ________, 2014, and the Expiration Date is June 30, 2016 (subject to extension pursuant to Section 14.1 of the Sublease, and subject to acceleration pursuant to Section 14.2 of the Sublease) and that Article 1 of the Sublease is amended accordingly.
Sublandlord and Subtenant have executed this Sublease Commencement Date Certificate as of the dates set forth below.

SUBTENANT:
Juniper Networks, Inc., a Delaware corporation By: _______________________________ Name: ____________________________ Title: _____________________________ Date: _____________________________

SUBLANDLORD:
Google Inc., a Delaware corporation
By: _______________________________ Name: ____________________________ Title: _____________________________ Date: _____________________________

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EXHIBIT “D”
FORM OF ESTOPPEL CERTIFICATE
, 20

Re	1194 N. Mathilda Avenue Sunnyvale, California
Ladies and Gentlemen:
Reference is made to that certain Sublease, dated as of [____________], between [_________________], a _______________ (“Sublandlord”), and the undersigned (herein referred to as the “Sublease”). A copy of the Sublease [and all amendment thereto] is[are] attached hereto as Exhibit A. At the request of Sublandlord in connection with [    State reasons for request for estoppel certificate    ], the undersigned hereby certifies to Sublandlord and to[    State names of other parties requiring certification    ] and each of your respective successors and assigns as follows:
1.    The undersigned is the tenant under the Sublease.
2.    The Sublease is in full force and effect and has not been amended, modified, supplemented or superseded except as indicated in Exhibit A.
3.    To the actual knowledge of the undersigned without duty of inquiry or investigation there is no defense, offset, claim or counterclaim by or in favor of the undersigned against Sublandlord under the Sublease or against the obligations of the undersigned under the Sublease. The undersigned has no renewal, extension, or expansion option, no right of first offer or right of first refusal and no other similar right to renew or extend the term of the Sublease or expand the property demised thereunder except as may be expressly set forth in the Sublease.
4.    The undersigned is not aware of any default now existing of the undersigned or of Sublandlord under the Sublease, nor of any event which with notice or the passage of time or both would constitute a default of the undersigned or of Sublandlord under the Sublease except

5.    The undersigned has not received notice of a prior transfer, assignment, hypothecation, or pledge by Sublandlord of any of Sublandlord’s interest in the Sublease.
6.    The monthly rent due under the Sublease is $     and has been paid through     , and all additional rent due and payable under the Sublease has been paid through

    .
7.    The term of the Sublease commenced on     , and expires on

    , unless sooner terminated pursuant to the provisions of the Sublease. Sublandlord has performed all work required by the Sublease for the undersigned’s initial occupancy of the demised property.
8.    The undersigned has deposited the sum of $     with Sublandlord as security for the performance of its obligations as tenant under the Sublease, and no portion of such deposit has been applied by Sublandlord to any obligation under the Sublease.
9.    Except as set forth in the Sublease, there is no free rent period pending, nor is Subtenant entitled to any Sublandlord’s contribution.
The above certifications are made to Sublandlord and Lender knowing that Sublandlord and Lender will rely thereon in accepting an assignment of the Sublease.
Very truly yours,
[___________________________], a ________________
By:

Name:

Title:

EXHIBIT A
SUBLEASE
[*** Attach Sublease and all Amendments Here ***]

EXHIBIT “E”
LEASED PREMISES SURRENDER WORK

Without limiting the obligations of Subtenant set forth elsewhere in this Sublease, prior to the expiration or upon the sooner termination of this Sublease, Subtenant, at Subtenant’s sole cost and expense, shall perform the following work:
Subtenant shall ‘safe-off’ electrical at the last junction box.
Subtenant shall coil data cabling at the ceiling and floor.
Subtenant shall remove floor mounted lab racks to the structure with Lab HVAC to remain in place and be surrendered to Sublandlord.
Subtenant shall remove all other equipment and trade fixtures installed in the Leased Premises, the Building or the Outside Areas after the Effective Date.

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